Exhibit 10.14

AGREEMENT OF SUBLEASE

Between

CLEARBRIDGE INVESTMENTS, LLC,
as Sublandlord

and

DATADOG, INC.,

as Subtenant

Dated as of July 9, 2020

Subleased Premises: 49th Floor
620 Eighth Avenue
New York, New York

Table of Contents

Page
1.	Subleasing of the Subleased Premises	- 1 -
2.	Term	- 1 -
3.	Rent and Other Charges	- 3 -
4.	Use	- 6 -
5.	Covenants with Respect to the Lease	- 6 -
6.	Subordination to and Incorporation of the Lease	- 7 -
7.	Landlord's Performance Under Lease; Services, Repairs and Alterations	- 10 -
8.	Consents	- 12 -
9.	Sublease, Not Assignment	- 12 -
10.	Damage, Destruction, Fire and Other Casualty; Condemnation	- 12 -
11.	Quiet Enjoyment	- 13 -
12.	No Waivers	- 13 -
13.	Notices	- 13 -
14.	Broker	-14 -
15.	Condition of the Subleased Premises; Allowance	- 14 -
16.	Consent of Landlord	- 18 -
17.	Assignment, Subletting and Mortgaging	- 18 -
18.	Holding Over	- 20 -
19.	Defaults; Remedies	- 21 -
20.	Miscellaneous	- 21 -
21.	Letter of Credit	- 23 -
22.	Confidentiality	- 24 -
23.	Right of First Offer	- 25 -
24.	Access	- 28 -
25.	Furniture, Fixtures and Equipment	- 28 -
26.	Surrender; Restoration	- 29 -

Exhibit A - Lease
Exhibit B - Form of Letter of Credit
Exhibit C - Sublandlord’s FF&E
Exhibit D - Rejected Sublandlord’s FF&E Schedule

i

AGREEMENT OF SUBLEASE

This AGREEMENT OF SUBLEASE (this “Sublease”), made as of the 9th day of July, 2020, between CLEARBRIDGE INVESTMENTS, LLC, a Delaware limited liability company, f/k/a ClearBridge Advisors, LLC, f/k/a CAM North America, LLC (“Sublandlord”), and DATADOG, INC., a Delaware corporation (“Subtenant”).

RECITALS:

A.WHEREAS, by that certain Lease dated August 16, 2006 (as the same may have been amended, modified, supplemented or assigned, and as the same will be amended pursuant to the Consent (as hereinafter defined), the “Lease”), between FC Eighth Ave., LLC, a Delaware limited liability company (“Landlord”), as landlord, and Legg Mason, Inc., a Maryland corporation (“Legg”), as tenant, a redacted copy of which is attached hereto as Exhibit A, Landlord leased to Legg all of the rentable square feet on the entire 45th, 46th, 47th, 48th, 49th and 50th floors, as well as certain roof top space, storage space and space on the 51st floor (collectively, the “Lease Premises”) of the building located at 620 Eighth Avenue, New York, New York (the “Building”), as more particularly set forth in the Lease;

B.WHEREAS, the interest of the Landlord in the Building is subject and subordinate to, among other things, the terms and provisions of the Ground Lease and the Condominium Documents (as such terms are defined in the Lease);

C.WHEREAS, by that certain Assignment and Assumption of Lease dated August 16, 2006 between Legg and Sublandlord, a copy of which is attached hereto as Exhibit A, Legg assigned its interest under the Lease to Sublandlord;

D.WHEREAS, Sublandlord desires to sublease a portion of the Lease Premises consisting of all of the rentable square feet on the entire 49th floor of the Building (the “Subleased Premises”) to Subtenant, and Subtenant desires to hire the Subleased Premises from Sublandlord on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is mutually agreed as follows:

1.Subleasing of the Subleased Premises. Sublandlord hereby subleases to Subtenant, and Subtenant hereby hires from Sublandlord, the Subleased Premises, upon and subject to the terms and conditions hereinafter set forth. The Subleased Premises shall be deemed to be 32,545 rentable square feet.

2.Term.

2.1.Commencement and Expiration Dates. The term (the “Term”) of this Sublease shall (i) commence on the date (the “Commencement Date”) that is the later to occur of (a) the date upon which Sublandlord delivers possession of the Subleased Premises to Subtenant in the condition required pursuant to Section 15.1 hereof (the “Delivery Condition”) or (b) the date upon which Landlord, Sublandlord and Subtenant execute and unconditionally deliver an irrevocable Consent Agreement in a form reasonably agreed upon by the parties (the “Consent”) and (ii) terminate on December 30, 2023 or on such earlier date upon which the Term shall expire or be canceled or terminated pursuant to any of the conditions or covenants of this Sublease or the Lease (with respect to any termination of the Lease, subject the terms hereof), or pursuant to law (the “Expiration Date”). Notwithstanding the foregoing, in no event shall the Commencement Date occur earlier than August 1, 2020 (the “Target Commencement Date”! or, subject to Section 2.2 hereof, later than October 1, 2020 (the “Outside Commencement Date”).

2.2.Failure to Deliver Possession or Obtain Consent: Commencement Date Agreement.

(a)Notwithstanding the provisions of Section 2.2(c) below, subject to delays due to Force Majeure (which, to the extent not caused by the COVID-19 pandemic, shall not exceed thirty (30) days in the aggregate), in the event the Consent has been hilly executed and unconditionally and irrevocably delivered by all parties thereto and Sublandlord has, through no fault of Subtenant, not delivered possession of the Subleased Premises in the Delivery Condition to Subtenant on or prior to the Outside Commencement Date, as the sole remedy of Subtenant (but subject to the provisions of Section 2.2(b) below), Base Rent shall be abated for the period (the “Delay Abatement Period”) commencing on the Outside Commencement Date through the date on which Sublandlord delivers possession of the Subleased Premises in the Delivery Condition to Subtenant.

(b)Notwithstanding anything to the contrary contained herein, in the event that the Consent has not been unconditionally and irrevocably obtained from Landlord by the date which is three (3) months after the Outside Commencement Date (the “Outside Termination Date”), so long as the party seeking to terminate the Sublease pursuant to this sentence is not in default under this Sublease beyond any applicable notice and cure periods (and has hilly complied with all terms and conditions of Section 16.1 hereof), either party may, as its sole remedy, terminate this Sublease by providing written notice to the other party hereto, which termination shall be effective upon the date which is fifteen (15) days after the other party hereto receives said notice unless the Consent is unconditionally and irrevocably obtained prior to such effective date, in which event said termination notice shall be deemed null and void. In the event that a termination notice is provided by either party pursuant to the preceding sentence and is not rendered null and void in accordance with the preceding sentence, then upon the effective date thereof this Sublease shall terminate and neither party shall have any further obligation to the other party hereunder; provided, however, that the Security Deposit (as hereinafter defined) shall be returned to Subtenant. Furthermore, in the event the Consent has been fully executed and unconditionally and irrevocably delivered by all parties thereto and Sublandlord has not delivered possession of the Subleased Premises in the Delivery Condition to Subtenant on or prior to the Outside Termination Date, so long as Subtenant is not in default under this Sublease beyond any applicable notice and cure periods (and has fully complied with all terms and conditions of Section 16.1 hereof), and so long as Subtenant has not otherwise been the cause of any actual delay in Sublandlord’s delivery of possession of the Subleased Premises in the Delivery Condition to Subtenant, Subtenant may, as its sole remedy, terminate this Sublease by providing written notice to Sublandlord, which termination shall be effective upon the date which is fifteen (15) days after Sublandlord receives said notice unless Sublandlord delivers possession of the Subleased Premises in the Delivery Condition to Subtenant prior to such effective date, in which event Subtenant’s termination notice shall be deemed null and void. In the event that a termination notice is provided by Subtenant pursuant to the preceding sentence and is not rendered null and void in accordance with the preceding sentence, then upon the effective date thereof this Sublease shall terminate and neither party shall have any further obligation to the other party hereunder.

(c)If Sublandlord is unable or fails to deliver possession of the Subleased Premises or otherwise satisfy the conditions set forth in Section 2.1(i) hereof by the Outside Commencement Date, (i) Sublandlord shall not be subject to any liability for failure to give possession, (ii) Subtenant waives the right to recover any damages which may result from such failure to give possession, and such failure shall in no way affect the obligations of Subtenant hereunder nor shall the same be construed in any way to extend the Term of this Sublease, (iii) Subtenant shall have no right to rescind this Sublease and Subtenant agrees that the provisions of this Section 2.2 shall constitute an “express provision to the contrary” within the meaning of Section 223(a) of the New York Real Property Law, and (iv) the Commencement Date shall be postponed until the date of notice given to Subtenant stating that the Subleased Premises are ready for delivery to Subtenant and the conditions set forth in Section 2.1(i) have been satisfied.

(d)Promptly following the Commencement Date (as determined by Sublandlord in its sole, absolute, subjective and nonreviewable discretion, but subject to the terms and conditions of this Sublease), Sublandlord shall execute and deliver an agreement to Subtenant confirming the Commencement Date and Rent Commencement Date (as hereinafter defined) (the “Commencement Date Agreement”) Within ten (10) Business Days of Subtenant’s receipt of the Commencement Date Agreement, Subtenant shall execute and deliver the Commencement Date Agreement to Sublandlord. Subtenant's failure or refusal to execute and deliver the Commencement Date Agreement shall in no event affect the determination of the Commencement Date or Rent Commencement Date or either party's obligations hereunder.

3.Rent and Other Charges.

3.1.Base Rent. From and after the Rent Commencement Date and continuing until the Expiration Date, Subtenant shall pay to Sublandlord base annual rent (“Base Rent”) in the sum of TWO MILLION SIX HUNDRED THREE THOUSAND SIX HUNDRED AND 00/100 DOLLARS ($2,603,600.00) per annum, payable in equal monthly installments, in advance on or prior (but not more than thirty (30) days prior) to the first day of each month, in the amount of $216,966.67.

(a)If the Commencement Date or Rent Commencement Date, as applicable, shall occur on a date other than the first (1st) day of any calendar month, the Base Rent payable hereunder for such month shall be prorated on a per diem basis and shall be paid on the Commencement Date or Rent Commencement Date, as applicable. If the Expiration Date shall occur on any date other than the last day of a calendar month, Base Rent for such month shall be prorated on a per diem basis based on the number of days in the Term occurring in such month. The Commencement Date shall be the “Rent Commencement Date” under this Sublease; provided, however, that (1) provided no default by Subtenant hereunder has occurred and is continuing beyond the expiration of any applicable notice and cure periods, Subtenant shall receive an abatement of Base Rent for the period commencing on the Commencement Date and running through the date which is one hundred eighty (180) days following the Commencement Date (the “Contract Abatement Period”, and together with any Delay Abatement Period, the “Abatement Period”), and (2) in the event there is a Delay Abatement Period as described in Section 2.2(a) above and provided no default by Subtenant hereunder has occurred and is continuing beyond the expiration of any applicable notice and cure periods, Subtenant shall receive an abatement of Base Rent for the period commencing upon the expiration of the Contract Abatement Period and continuing for the number of days in the Delay Abatement Period.

3.2.Additional Rent. In addition to Base Rent, Subtenant shall pay to Sublandlord when due all other amounts payable by Subtenant to Sublandlord under the provisions of this Sublease (collectively, “Additional Rent”); provided that Sublandlord shall have delivered to Subtenant reasonable backup documentation showing that Sublandlord shall have incurred such amounts. “Additional Rent” shall include any and all amounts other than Base Rent payable hereunder, which, by the terms of the Lease, as incorporated herein, would become due and payable by the tenant thereunder to Landlord as additional rent or otherwise and which would not have become due and payable but for the acts, requests for services, and/or failures to act of Subtenant, its agents, officers, representatives, employees, servants, contractors, invitees, licensees or visitors under this Sublease, including, but not limited to: (i) any increases in Landlord's fire, rent or other insurance premiums resulting from any act or omission of Subtenant, (ii) any charges on account of Subtenant's use of heating, ventilation or air-conditioning or condenser water, (iii) any charges to Subtenant on account of Subtenant's use of special cleaning and freight elevator services or for overtime or other extra services requested or required by Subtenant, and (iv) any review, approval or other fees charged by Landlord under the Lease on account of Subtenant. Following Subtenant's receipt of any services for which such Additional Rent would be payable and receipt by Sublandlord of any statement or written demand from Landlord for payment of any such Additional Rent, Sublandlord will furnish Subtenant with a copy of such statement or demand, together with a statement of the amount of any such Additional Rent, and Subtenant shall pay to Sublandlord the amounts stated therein no later than fifteen (15) days after receipt of Sublandlord’s statement. The obligations of Subtenant to pay Base Rent and Additional Rent hereunder shall survive the expiration or termination of this Sublease, provided that Sublandlord shall endeavor to request any known amounts due for Additional Rent within two (2) years after the expiration or termination of this Sublease.

3.3.Escalation Rent. For the avoidance of doubt, this Section 3.3: (a) uses the definitions set forth in Section 3.4 below, and (b) provides the methods for calculating operating expense, tax, and business improvement district assessment payments due from Subtenant hereunder, which are in lieu of the provisions set forth in Sections 4.01,4.02 and 4.03 of the Lease (which pursuant to Section 6.3(b) hereof are expressly excluded from incorporation herein except to the extent necessary to calculate the amounts payable by Subtenant under this Sublease (and except as may otherwise be provided in this Section 3.3, Section 3.4 hereof or Section 6.3(b) hereof). In addition to the Base Rent, Subtenant covenants and agrees to pay to Sublandlord commencing on the Rent Commencement Date, an amount (collectively, “Escalation Rent” and, together with the Base Rent and all Additional Rent payable hereunder, the “Rental”! equal to: (i) the Tax Escalation Payment (as hereinafter defined) plus (ii) the Operating Expense Escalation Payment (as hereinafter defined) plus (iii) the BID Escalation Payment (as hereinafter defined). Escalation Rent shall be payable by Subtenant to Sublandlord in the same manner as the same is payable by Sublandlord to Landlord under Article 4 of the Lease; except that, with respect to any such amounts that do not recur monthly, Subtenant shall, upon receipt of written notice or an invoice therefor from Sublandlord, pay such amounts directly to Sublandlord no later than fifteen (15) days after receipt of Sublandlord’s notice or invoice. Escalation Rent shall be prorated, if necessary, to correspond with that portion of a Tax Year (as defined in the Lease) or an Operating Expense Year (as defined in the Lease) occurring during the Term. Promptly following its receipt of any Estimated Tax Statement pursuant to Section 4.02.B(ii) of the Lease, Estimated BID Statement pursuant to Section 4.02.D(ii) of the Lease and/or Estimated Operating Expense Statement pursuant to Section 4.03.B(ii) of the Lease or of any Tax Statement pursuant to Section 4.02.B(iii) of the Lease, BID Statement pursuant to Section 4.02.D(iii) of the Lease and/or Operating Expense Statement pursuant to Section 4.03.B(iii) of the Lease, Sublandlord shall calculate the Escalation Rent payable by Subtenant in accordance with the terms of this Sublease. After making the aforesaid calculations, Sublandlord shall send a statement (“Sublandlord's Statement”) to Subtenant, along with a copy of such Estimated Tax Statement, Estimated BID Statement, Estimated Operating Expense Statement, Tax Statement, BID Statement and/or Operating Expense Statement and any other supporting documentation received from Landlord, which statement shall set forth the Escalation Rent payable by Subtenant and the manner in which it was derived. In the event that Sublandlord receives a refund from Landlord in connection with any Escalation Rent payment, Sublandlord shall promptly refund to Subtenant Subtenant's Proportionate Tax Share or Subtenant's Proportionate Operating Expense Share (each such term as hereinafter defined), as applicable, of such amount refunded, after first deducting a proportionate amount of Sublandlord's reasonable out-of-pocket costs, if any, in obtaining such rent abatement or refund calculated based on the percentage of the total amount of the refund which is payable to Subtenant. Sublandlord agrees that in the event that Sublandlord makes any objection under Article 4 of the Lease, such objection shall not be resolved in a manner that unreasonably discriminates against Subtenant. For the avoidance of doubt, (x) notwithstanding the foregoing, Subtenant shall not owe any Operating Expense Escalation Payment, BID Escalation Payment or Tax Escalation Payment for any period prior to the date which is the first (1st) anniversary of the Commencement Date (the “Free Escalation Period”) and (y) from and after the expiration of the Free Escalation Period, Subtenant shall owe Operating Expense Escalation Payments even if the Free Escalation Period expires on or prior to December 31, 2021 notwithstanding the fact that amounts incurred by Sublandlord in calendar year 2021 are used to calculate the Base Operating Expense Payment.

3.4.Defined Terms Relating to Escalation Rent. For purposes of this Sublease, the following terms shall have the following meanings:

(a)“Base BID Payment” Shall mean Tenant's BID Payment (as defined in the Lease) payable by Sublandlord under the Lease in respect of the fiscal year commencing July 1, 2020 and ending June 30, 2021;

(b)“Base Operating Expense Payment” shall mean the average of (i) the Tenant's Operating Expense Payment (as defined in the Lease) payable by Sublandlord in respect of the calendar year 2020 and (ii) the Tenant's Operating Expense Payment (as defined in the Lease) payable by Sublandlord in respect of the calendar year 2021;

(c)“Base Tax Payment” shall mean Tenant's Tax Payment (as defined in the Lease) payable by Sublandlord under the Lease in respect of the tax fiscal year commencing July 1, 2020 and ending June 30, 2021;

(d)“BID Escalation Payment” shall mean Subtenant's Proportionate Tax Share of each Tenant's BID Payment payable by Sublandlord under the Lease to the extent such amount exceeds Subtenant's Proportionate Tax Share of the Base BID Payment;

(e)“Operating Expense Escalation Payment” shall mean Subtenant's Proportionate Operating Expense Share of each Tenant's Operating Expense Payment payable by Sublandlord under the Lease to the extent such amount exceeds Subtenant's Proportionate Operating Expense Share of the Base Operating Expense Payment (provided, however, in no event shall Subtenant be obligated to make any Operating Expense Escalation Payment to the extent of any increase in any Tenant's Operating Expense Payment as a result of the negligence or willful misconduct of Sublandlord or any of its agents, affiliates, contractors or employees);

(f)“Subtenant's Proportionate Tax Share” shall mean a fraction, the numerator of which is the Rentable Square Feet of the Subleased Premises and the denominator of which is the Rentable Square Feet of the Lease Premises used in calculating the Tenant's Proportionate Operating Expense Share under the Lease, in each case on the date of determination (it being agreed that as of the date hereof, Subtenant's Proportionate Tax Share is 16.841%);

(g)“Subtenant's Proportionate Operating Expense Share” shall mean a fraction, the numerator of which is the Rentable Square Feet of the Subleased Premises and the denominator of which is the Rentable Square Feet of the Lease Premises used in calculating the Tenant's Proportionate Operating Expense Share under the Lease, in each case on the date of determination (it being agreed that as of the date hereof, Subtenant's Proportionate Operating Expense Share is 16.841%);

(h)“Tax Escalation Payment” shall mean Subtenant's Proportionate Tax Share of each Tenant's Tax Payment payable by Sublandlord under the Lease to the extent such amount exceeds Subtenant's Proportionate Tax Share of the Base Tax Payment.

3.5.Electricity Charges. From and after the Commencement Date, Subtenant shall pay, as Additional Rent, one hundred percent (100%) of all of the amounts (including, without limitation, any administrative charges or other markups as provided by the terms of the Lease, but without any additional markup by Sublandlord) which Sublandlord is required to pay for electricity for the Subleased Premises pursuant to the Lease, including all taxes and surcharges, as such amount may be increased or decreased from time to time pursuant to the Lease.

3.6.Interest on Late Payments. If Subtenant shall fail to pay when due any installment of Base Rent, Additional Rent or other costs, charges and sums payable by Subtenant hereunder (such Additional Rent or other costs, charges and sums, together with Base Rent, hereinafter collectively referred to as the “Rental”), Subtenant shall pay to Sublandlord, as Additional Rent, interest on such payments in accordance with the provisions of Section 3.03 of the Lease, as incorporated hereby (including the grace periods set forth in that Section, as the same may be shortened hereby).

3.7.Address for Payment. All Base Rent, Additional Rent and other Rental shall constitute rent under this Sublease, and shall be payable to Sublandlord at its address as set forth in Article 13 hereof, unless Sublandlord shall otherwise so direct in writing.

3.8.No Set Off. Subtenant shall promptly pay the Rental as and when the same shall become due and payable without set off, offset or deduction of any kind whatsoever, except as expressly set forth herein, and, in the event of Subtenant's failure to pay the same when due (subject to any notice, cure and/or grace periods provided herein or in the Lease (as incorporated herein by reference)), Sublandlord shall have all of the rights and remedies provided for herein in the case of non-payment of rent.

3.9.No Waiver. Sublandlord's failure during the Term to prepare and deliver any statements or bills required to be delivered to Subtenant hereunder, or Sublandlord's failure to make a demand under this Sublease shall not in any way be deemed to be a waiver of, or cause Sublandlord to forfeit or surrender its rights to collect any Rental which may have become due pursuant to this Sublease during the Term. Subtenant's liability for Rental due under this Sublease accruing during the Term shall survive the expiration or earlier termination of this Sublease. No payment by Subtenant or receipt by Sublandlord of any lesser amount than the amount stipulated to be paid hereunder shall be deemed other than on account of the earliest stipulated rent or additional rent; nor shall any endorsement or statement on any check or letter be deemed an accord and satisfaction, and Sublandlord may accept any check or payment without prejudice to Sublandlord's right to recover the balance due or to pursue any other remedy available to Sublandlord.

3.10Rent Disputes. Sublandlord shall promptly furnish to Subtenant a copy of each notice or statement from Landlord affecting the Subleased Premises, including, without limitation, Tax Statements, BID Statements and Operating Expense Statements. If Sublandlord disputes the correctness of any such notice or statement and if such dispute is resolved in Sublandlord's favor, or if Sublandlord shall receive any refund of Additional Rent without a dispute, Sublandlord shall promptly pay to Subtenant any refund received by Sublandlord in respect (but only to the extent) of any related payments of Additional Rent made by Subtenant less any amounts theretofore received by Subtenant directly from Landlord and relating to such refund (after deducting from the amount of any such refund a proportionate amount of all expenses, including court costs and reasonable attorneys' fees, incurred by Sublandlord in resolving such dispute, calculated based on the percentage of the total amount of such refund which is payable to Subtenant), provided that, pending the final determination of any such dispute (by agreement or otherwise), Subtenant shall pay the full amount of Base Rent and Additional Rent in accordance with this Sublease and the applicable statement or notice of Landlord.

3.11Subtenant Review Right. Within thirty (30) days of receipt of any Sublandlord’s Statement (the “Additional Backup Request Deadline”), Subtenant shall have the right, by written notice to Sublandlord (an “Additional Backup Request”), to request from Sublandlord any additional backup or supporting documentation which Sublandlord may have in its possession concerning such Sublandlord’s Statement (collectively, “Additional Backup”), provided that Sublandlord shall have no obligation to request additional backup or supporting documentation from Landlord. Sublandlord shall provide such Additional Backup to Subtenant within a reasonable time following receipt of a timely Additional Backup Request. If any review of Additional Backup reveals that any Operating Expense Escalation Payment, BID Escalation Payment and/or Tax Escalation Payment has been overstated, then Subtenant shall promptly deliver written notice thereof to Sublandlord (an “Overstatement Notice”), provided that in no event shall Subtenant be permitted to send an Overstatement Notice any later than thirty (30) days after receiving the Additional Backup from Sublandlord (the “Overstatement Notice Deadline”). Upon receipt of an Overstatement Notice, Sublandlord shall determine, in its sole and absolute discretion whether the overstatement was caused by Landlord or Sublandlord, and (i) if determined to be caused by Sublandlord, Sublandlord shall immediately refund to Subtenant any such overpayment and (ii) if determined to be caused by Landlord, Sublandlord shall have no further obligations with respect thereto (provided that, if Sublandlord (in its sole, absolute, subjective and nonreviewable discretion) seeks a refund from Landlord, upon receipt of such amounts from Landlord, Sublandlord shall immediately refund any such overpayment to Subtenant (together with a proportionate amount of any interest paid to Sublandlord pursuant to the terms of Section 4.03.B(ii) of the Lease, calculated based on the percentage of the total amount of such refund which is payable to Subtenant). Any such review of Additional Backup (y) shall not be conducted by Subtenant on a contingency fee basis and (z) shall be conducted by Subtenant at its sole cost and expense, without any reimbursement from Sublandlord; provided, however, that if Sublandlord determines that a Sublandlord’s Statement was overstated by five percent (5%) or more and that said overstatement was caused by Sublandlord, then the cost of such review of Additional Backup by Subtenant shall be borne by Sublandlord. With respect to any Sublandlord’s Statement, Subtenant’s failure to provide an Additional Backup Request by the Additional Backup Request Deadline or failure to provide an Overstatement Notice by the Overstatement Notice Deadline shall serve as conclusive evidence that Subtenant has approved such Sublandlord’s Statement in all respects, which Sublandlord’s Statement shall be deemed final and binding upon Subtenant.

4.Use. Subtenant shall use and occupy the Subleased Premises for administrative, general and executive offices, and for such incidental and ancillary uses which are usual and customary in Comparable Buildings, and for no other purpose and otherwise in accordance with the terms and conditions of the Lease and all applicable laws, including, without limitation, the restrictions set forth in Section 5.02 of the Lease.

5.Covenants with Respect to the Lease.

5.1.Subtenant Covenants. Subtenant does hereby expressly assume and agree to perform and comply with, with regard to the Subleased Premises, each and every obligation of Sublandlord under the Lease that is not contradicted or superseded by a term of this Sublease, and Subtenant shall not do, or permit to be done, anything that would result in an increase in any of the rents, additional rents, or any other sums or charges payable by Sublandlord under the Lease or any other obligation or liability of Sublandlord under the Lease (except to the extent Subtenant agrees to pay such costs) or anything that would constitute a default under the Lease or omit to do anything that Subtenant is obligated to do under the terms of this Sublease or the Lease so as to cause there to be a default under the Lease or cause the Lease to be terminated (it being agreed, however, that Subtenant shall have no obligation to comply with any provision of the Lease that shall have been redacted and/or not provided to Subtenant).

5.2.Sublandlord Covenants. Sublandlord agrees to maintain the Lease during the entire term of this Sublease, subject, however, to any earlier termination of the Lease without the fault of the Sublandlord. Sublandlord shall timely pay to Landlord all Rent and other sums which are due Landlord under the Lease and Sublandlord shall not do, or permit to be done, anything that would result in an increase in any of the rents, additional rents, or any other sums or charges payable by Subtenant under this Sublease or any other obligation or liability of Subtenant under this Sublease (except to the extent Sublandlord agrees to pay such costs) or anything that would constitute a default under the Lease or omit to do anything that Sublandlord is obligated to do under the terms of this Sublease or the Lease so as to cause there to be a default under the Lease or cause the Lease to be terminated. Sublandlord shall not voluntarily surrender the Lease or voluntarily cause the termination of the Lease, unless Landlord agrees to enter into a direct lease of the Subleased Premises with Subtenant under the same terms and conditions as this Sublease other than the amounts of rent payable thereunder, which amounts shall be increased to the amounts which were payable under the Lease (to the extent required by Landlord), for the balance of the Term, except in the event such voluntary surrender or termination is the result of a casualty or condemnation, in which case the provisions regarding Landlord's and Subtenant's respective rights regarding casualty and condemnation shall be governed by the provisions of Article 17 and 18 of the Lease.

5.3.Time Limits. The time limits set forth in the Lease for the giving of notices, making demands, performance of any act, condition or covenant, or the exercise of any right, remedy or option, are changed for the purpose of this Sublease by shortening the same in each instance so that notices shall be given, demands made, or any act, condition or covenant performed, or any right, remedy or option hereunder exercised by Subtenant as the case may be within two (2) Business Days prior to the expiration of the time limit, after taking into account the maximum notice, cure and/or grace period, if any, relating thereto contained in the Lease with respect to such matter; provided, however, the provisions of this Section 5.3 shall not apply with respect to any specific dates set forth herein (e.g., Subtenant's obligation to pay Base Rent on the first (1st) day of each calendar month). Each party shall promptly deliver to the other party copies of all notices, requests or demands which relate to the Subleased Premises or the use or occupancy thereof after receipt of same from Landlord or any of its affiliates or the Building manager.

5.4.Sublandlord Representations. Sublandlord represents to Subtenant that, as of the date hereof, the Lease is in full force and effect and that to Sublandlord’s Knowledge (as hereinafter defined), no default exists on the part of any party to the Lease. Sublandlord represents that the Lease attached hereto as Exhibit A is a true and correct redacted copy of the Lease and that except as set forth on Exhibit A, the Lease has not been amended or modified. To Sublandlord’s Knowledge, as of the date hereof, Sublandlord is not aware of any circumstances which, with the passage of time or notice or both, will give rise to a default by Sublandlord or Landlord under the Lease. As used in this Sublease, “Sublandlord’s Knowledge” shall mean the actual knowledge of Amy Beall, without any duty of inquiry or investigation. Sublandlord represents to Subtenant that, as of the date hereof, Amy Beall is the Managing Director, Head of Global Real Estate for Legg Mason Global Asset Management and, by virtue of her position, has sufficient knowledge with respect to the Lease to allow Sublandlord to make the representations set forth in this Sublease.

6.Subordination to and Incorporation of the Lease.

6.1.Subordination. Subtenant hereby acknowledges that it has read and is familiar with the provisions of the Lease and agrees that this Sublease is in all respects subject and subordinate to the terms and conditions of the Lease and to all matters to which the Lease is or shall be subject and subordinate, including, without limitation, the Superior Instruments. In addition, this Sublease shall also be subject to any amendments, modifications or supplements to the Lease hereafter made, provided that Sublandlord shall not enter into any amendment, modification or supplement that would prevent or adversely affect the use by Subtenant of the Subleased Premises in accordance with the terms hereof, increase the obligations of Subtenant (except for minor ministerial matters) or decrease its rights hereunder, shorten the Term hereof or increase the Rental required to be paid by Subtenant hereunder. Subtenant shall not in any event have any rights in respect of the Subleased Premises greater than Sublandlord's rights to such space under the Lease. Subtenant shall protect, defend, indemnify and hold harmless Sublandlord from and against any and all losses, damages, penalties, liabilities, costs and expenses, including, without limitation, reasonable attorneys' fees and disbursements, which may be sustained or incurred by Sublandlord by reason of Subtenant's failure to keep, observe or perform any of the terms, provisions, covenants, conditions and obligations on Sublandlord's part to be kept, observed or performed under the Lease, or otherwise arising out of or with respect to Subtenant's use and occupancy of the Subleased Premises from and after the Commencement Date, except to the extent resulting from the negligence or willful misconduct of Sublandlord or its agents, affiliates, employees, contractors or other subtenants or occupants of the Lease Premises. The provisions of this Section 6.1 shall survive the expiration or earlier termination of the Lease and/or this Sublease.

6.2.Termination of Lease. In the event of termination, reentry or dispossess by Landlord under the Lease, Landlord may, at its option, either terminate the Sublease or take over all of the right, title and interest of Sublandlord under this Sublease, and Subtenant shall, at Landlord's option, attorn to Landlord pursuant to the provisions of this Sublease, except that Landlord shall not (a) be liable for any previous act, omission or negligence of Sublandlord, (b) be subject to any counterclaim, defense or offset, (c) be bound by any modification or amendment of the Sublease or by any prepayment of more than one month's rent and additional rent which shall be payable as provided in such Sublease, unless such modification or prepayment shall have been approved in writing by Landlord, or (d) be obligated to perform any repairs or other work in the Subleased Premises (or provide any landlord contribution, work allowance or free rent or abatement period) beyond Landlord's obligations under the Lease. In the event of any such attornment, (i) the Base Rent, tax and expense escalation payments, electricity payments and additional rental payments at the time of such attornment to Landlord shall, to the extent applicable, be increased to equal the allocable (i.e., on a Rentable Square Foot basis) payments of Fixed Rent, tax and operating expense escalation and other payments for which Sublandlord is liable under Article 4 of the Lease, electricity payments and additional rental payments as are due and payable by Sublandlord under the Lease for the balance of the initial Term of the Lease and (if applicable) any Renewal Term of the Lease, and (ii) Subtenant shall, promptly upon Landlord's request, execute and deliver all instruments reasonably required to confirm such attornment. Subtenant hereby waives all rights under any present or future law to elect, by reason of the termination of Lease, to terminate this Sublease or surrender possession of the Subleased Premises.

Subject to the foregoing and to Section 5.2 hereof, if for any reason whatsoever the term of the Lease shall terminate prior to the expiration date of this Sublease, this Sublease shall thereupon be terminated and Sublandlord shall not be liable to Subtenant by reason thereof; provided, however, that if (v) the Lease is terminated due to a default of Sublandlord under the Lease that is not in any way caused by Subtenant, (w) Landlord has not provided a Subtenant SNDA in favor of Subtenant in accordance with Section 16.3 hereof, (x) Landlord does not otherwise permit Subtenant to remain in the Subleased Premises from and after the termination of the Lease, (y) Subtenant enters into an arm’s length lease with a third party (i.e. not Landlord, Subtenant, or an affiliate of Landlord or Subtenant) for substitute space not exceeding 32,545 rentable square feet for the duration of the stated Term (i.e. through December 30, 2023) (the “Substitute Lease”) and provides a fully executed copy thereof to Sublandlord, certified as true, complete, correct in all respects and as representing the full agreement by and between Subtenant and the landlord thereunder with respect to Subtenant’s leasing of space from said landlord, and (z) Subtenant’s rent due under the Substitute Lease is higher than the Rental due hereunder for the duration of the stated Term (i.e. December 30, 2023) (taking into account all relevant economic terms set forth in the Substitute Lease, including, but not limited to, any abatements or rebates), then Sublandlord shall be liable to Subtenant for the difference between (A) the lesser of (i) the rent due under the Substitute Lease and (ii) one hundred ten percent (110%) of the Rental due hereunder, and (B) and the Rental due hereunder, for the duration of the stated Term (i.e. December 30, 2023) (the “Rent Differential”). If payable pursuant to the preceding sentence, the Rent Differential shall be (I) payable by Sublandlord to Subtenant in arrears in monthly installments following Sublandlord’s receipt of invoices therefor, which invoices shall include the amounts paid by Subtenant under the Substitute Lease, a calculation of the Rent Differential for such month, back-up documentation for the foregoing and a certification from the Subtenant that the Substitute Lease has not been amended, modified or supplemented in any way that would affect the Rent Differential, and (II) reconciled promptly following December 30, 2023 to correct any overpayment or underpayment.

Furthermore, if Subtenant (1) incurs reasonable arm’s-length moving expenses in connection with moving to substitute space under a Substitute Lease (collectively, “Moving Expenses”), and (2) no later than one (1) month after the Moving Expenses are incurred by Subtenant provides to Sublandlord all invoices and relevant backup documentation with respect to the Moving Expenses (and any other documentation as Sublandlord may reasonably request), all certified by Subtenant as true, complete and correct in all respects, then Sublandlord shall reimburse Subtenant for the lesser of (a) such Moving Expenses and (b) Twenty Thousand Dollars ($20,000.00), within thirty (30) days after receipt of all invoices and relevant backup and other documentation therefor. For the avoidance of doubt, Sublandlord shall not be liable to Subtenant for any amounts other than the Rent Differential, if applicable, and Moving Expenses, if applicable, in connection with the termination of this Sublease prior to the expiration of the Term as a result of the termination of the Lease.

Upon such termination of this Sublease, the obligations of Sublandlord and Subtenant (other than the obligation of Subtenant for the payment of any monies then owing to Sublandlord and such other obligations that are expressly made to be effective upon the termination of this Sublease as are set forth in the Lease and incorporated herein by reference and/or as are set forth in this Sublease) shall cease, except that the parties shall remain liable for any obligations incurred prior to any such termination date for any matter occurring prior to such date.

6.3.Incorporation of Lease.

(a)Except as otherwise expressly provided in or otherwise inconsistent with this Sublease, the terms, provisions, covenants, stipulations, conditions, rights, obligations, remedies and agreements contained in the Lease are incorporated in this Sublease by reference, and are made a part hereof as if herein set forth at length, Sublease being substituted for “Lease” under the Lease, Sublandlord being substituted for “Landlord” under the Lease, Subtenant being substituted for “Tenant” under the Lease, Subleased Premises being substituted for “Demised Premises” under the Lease, Base Rent being substituted for “Fixed Rent” under the Lease and Rental being substituted for “Rent” under the Lease.

(b)The following sections of the Lease are expressly excluded from incorporation herein except to the extent necessary for determination of an applicable time period or otherwise to clarify the meaning of any terms of this Sublease; provided, however, that notwithstanding the exclusion of the same from incorporation into this Sublease, Subtenant acknowledges that this Sublease remains subject to all of the terms of the Lease and to the rights of Landlord and Sublandlord thereunder and Subtenant agrees to perform all covenants of the tenant thereunder as the same relate to the Subleased Premises and Subtenant's use and occupancy thereof, including, without limitation, under the following excluded sections thereof: the first sentence of Section 1.02, Sections 1.03, 1.04, 2.01, 2.02, 2.03, 2.04, 3.01(A) through (C), the first sentence of Section 3.01(D), Sections 4.01, 4.02 and 4.03 (in each case except to the extent necessary to calculate the amounts payable by Subtenant under this Sublease), Sections 4.06,5.01, 6.01(A)(vi)(a), 6.01(A)(vi)(d), 6.01(A)(vii), Sections 6.01(B), 6.01(D), 6.01(E), 6.02(D), 6.03, 6.04(B), 6.05, 6.06, 6.07, 7.01(B), 7.09, 8.01(D), 8.12, 8.14, 9.02(A) through (C), 9.03,9.04,9.06, Sections 13.06(C), 13.12, 13.14, 13.15, Article 17 (other than Section 17.03), Article 18, Article 21, Articles 23 and 24, Section 25.02, Article 27, Section 32.16, Articles 36, 37, 38, 39,40, 42,43 and 44, and Exhibits A, F, G, H, 2.02A(i), 2.02A(vi), 4.06C, 6.01B, 6.03A, 9.02A-1, 9.02A-2, 13.12E, 13.14C, 37,01, 40.02A, 40.04 and 42.01.

(c)Notwithstanding the provisions of Section 6.3(a) above, the following Sections of the Lease as incorporated herein shall be modified such that all referenced to “Landlord” shall refer to the Landlord under the Lease and not to Sublandlord: Sections 6.01, 6.02, 6.04(A), the provisions of Section 7.01 which relate to access to electric closets, installation of meters or any other matters beyond Sublandlord’s control, Sections 7.02, 7.03(B), 7.04, 7.05, 7.06, 7.07, 7.08, Section 16.09 and Articles 10, 26, 28, 35 and 41.

(d)(i) Section 6.01(A)(vi)(b) of the Lease as incorporated herein shall be modified such that (x) the reference therein to “up to one hundred (100) hours, in the aggregate” shall be replaced with “up to fifteen (15) hours, in the aggregate”, (y) the reference therein to “Initial Office Space” shall be replaced with “Subleased Premises” and (z) the reference therein to “Tenant’s Initial Work” shall be replaced with “the Work”; and (ii) Section 6.01(A)(ix) as incorporated herein shall be modified such that the reference therein to “the first one hundred (100) hours, in the aggregate” shall be replaced with “the first fifteen (15) hours, in the aggregate”.

(e)Section 8.06 of the Lease as incorporated herein is hereby modified such that the reference therein to the “third (3rd) tier” shall be replaced with the “second (2nd) tier”.

(f)References in the Lease to specific portions of the Lease Premises shall only refer to such portions. References to the 49th floor apply to the Subleased Premises. References in the Lease to other portions of the Lease Premises (including, without limitation, the Roof Top Space, the Storage Space and the other Office Space which is not part of the Subleased Premises under this Sublease) which do not also relate to the Subleased Premises shall not apply to this Sublease or to the Subleased Premises subleased hereunder.

(g)Subject to Landlord’s approval to the extent required under the Lease, Sublandlord shall permit Subtenant to utilize the telecom services utilized by Sublandlord in the Lease Premises pursuant to the Lease.

6.4.Sublease Controls. To the extent any terms or conditions of this Sublease conflict with any terms or conditions of the Lease, as between Sublandlord and Subtenant (but not as to Landlord), this Sublease shall control and be prevailing.

6.5.Landlord Representations. Notwithstanding anything herein to the contrary, any and all representations and warranties of Landlord set forth in the Lease shall be deemed to be representations and/or warranties of Landlord and shall not be deemed to be representations and/or warranties of Sublandlord and Sublandlord shall have no liability with respect thereto.

6.6.Subtenant Submissions. All provisions of the Lease that are incorporated herein that require Sublandlord, as tenant, to submit, exhibit, supply or provide to Landlord, as lessor, evidence, certificates, or any other matter or thing shall be deemed to require Subtenant to submit, exhibit, supply or provide the same to both Landlord and Sublandlord.

6.7.Delivery Conditions. Sublandlord represents to Subtenant that, to Sublandlord’s Knowledge, all work required under the Initial Delivery Conditions, Interim Delivery Conditions, Occupancy Date Delivery Conditions and Post-Delivery Conditions has been Substantially Completed (as defined in the Lease) by Landlord.

7.Landlord's Performance Under Lease: Services. Repairs and Alterations.

7.1.Landlord's Performance. Notwithstanding anything to the contrary contained in this Sublease or in the Lease, Sublandlord shall have no obligation to comply with any laws or maintain any insurance (except, in each case, as expressly set forth in Section 5.2 hereof), or perform any work or provide any services (including, but not limited to electricity, elevator service, cleaning, hot or cold water, heat, ventilation and air-conditioning), or make any repairs in or to the Subleased Premises whatsoever, nor shall Sublandlord be obligated to perform any other obligation which is the obligation of Landlord under the Lease, and except as otherwise expressly provided herein, no failure to furnish, or interruption of, any such services or facilities shall give rise to any (i) abatement, diminution or reduction of Subtenant's obligations under this Sublease, (ii) constructive eviction, whether in whole or in part, or (iii) liability on the part of Sublandlord. Subtenant recognizes that all services and repair obligations to which Subtenant is entitled under this Sublease are to be supplied by Landlord under the Lease and not by Sublandlord. Sublandlord agrees to use commercially reasonable efforts, at Subtenant's sole cost and expense (except to the extent Sublandlord independently requests such services or repair obligations for itself or for the benefit of any other subtenant of Sublandlord, in which case such costs shall be allocated proportionately among the parties based on the rentable square footage to which the subject services or repairs are being provided), to obtain the same from Landlord (provided, however, that Sublandlord shall not be obligated to use such efforts or take any action which might give rise to a default under the Lease), and Subtenant shall rely upon, and look solely to, Landlord for the provision, furnishing or making thereof or compliance therewith. Subtenant shall not have any claim against Sublandlord by reason of the Landlord's failure or refusal to comply with the provisions of the Lease, unless such failure or refusal is a result of Sublandlord's wrongful or negligent act or failure to act. If Landlord shall default in the performance of any of its obligations under the Lease, Sublandlord shall, upon reasonable request and at the sole cost and expense of Subtenant (except to the extent Sublandlord independently elects to institute the proceedings as set forth below for itself or for the benefit of any other subtenant of Sublandlord, in which case such costs shall be allocated proportionately among the parties based on the rentable square footage to which the subject services or repairs are being provided) (including but not limited to payment of all of Sublandlord's attorney's fees and costs), timely institute and diligently prosecute any action or proceeding which Subtenant and Sublandlord, in their reasonable judgment, deem meritorious, in order to have Landlord make such repairs, furnish such electricity, provide such services or comply with any other obligation of Landlord under terms of the Lease or as required by applicable law. Notwithstanding the foregoing, Sublandlord shall have no obligation to institute or diligently prosecute any action or proceeding which Subtenant could bring directly against Landlord without Sublandlord being a party to such action or proceeding. Subtenant shall indemnify Sublandlord and hold it harmless from and against all losses, damages, claims, liabilities, fines, penalties, suits, demands, costs and expenses, including without limitation reasonable attorneys' fees and costs, of any nature, arising from or in connection with any action or proceeding instituted under this Section 7.1. Subtenant shall not make any claim against Sublandlord for any damage which may arise, nor shall Subtenant's obligations hereunder be diminished, by reason of (i) the failure of Landlord to keep, observe or perform any of its obligations pursuant to the Lease, unless such failure is due to Sublandlord's (or any of Sublandlord's agents', employees', affiliates', contractors', subtenants' or Permitted Occupants') negligence or misconduct, or (ii) the acts or omissions of Landlord, its agents, contractors, servants, employees, invitees or licensees. Under no circumstances shall Sublandlord be liable to Subtenant for consequential damages with respect to any matter arising under this Sublease or the Lease as incorporated herein. Except to the extent set forth in Section 18 hereof, under no circumstances shall Subtenant be liable to Sublandlord for consequential damages with respect to any matter arising under this Sublease or the Lease as incorporated herein. Notwithstanding anything to the contrary contained herein, if and to the extent Sublandlord receives a rent abatement, offset, or reduction from Landlord on account of Landlord's failure to comply with any laws, perform any work, or provide any services (including, but not limited to electricity, elevator service, cleaning, hot or cold water, heat, ventilation and airconditioning) in each case to the extent the same relates to the Subleased Premises or make any repairs in or to the Subleased Premises whatsoever or perform any of its obligations under the Lease relating to the Subleased Premises, Subtenant shall be entitled an abatement, offset, or reduction of the rents payable by Subtenant pursuant to this Sublease in the same proportion that the corresponding abatement, offset or reduction actually received by Sublandlord with respect to the Subleased Premises bears to the rents payable under the Lease with respect to the Subleased Premises, or such portion thereof, after first deducting Sublandlord's reasonable out-of-pocket costs, if any, in obtaining such rent abatement or reduction; and under no other circumstances shall Subtenant be entitled to an abatement of rent hereunder except as expressly set forth herein. The provisions of this Section 7.1 shall survive the expiration or earlier termination of the Term of this Sublease.

7.2.Electricity. Electricity is currently furnished to the Subleased Premises by Landlord subject to and in accordance with Article 7 of the Lease, and such electricity is metered pursuant to one or more submeters located in, and exclusively measuring the consumption of electricity in, the Subleased Premises. Subtenant shall pay for electricity in accordance with Article 7 of the Lease as incorporated hereby. Sublandlord will not remove any such submeters except to the extent required by Landlord or by Legal Requirements. To the extent that the Subleased Premises are not separately metered from the remainder of the Lease Premises, Subtenant shall pay to Sublandlord Subtenant's Proportionate Share of the charges for such service (without markup by Sublandlord). For these purposes, Subtenant's Proportionate Share shall be based on the rentable square footage of the relative premises, unless a more accurate measurement of the differences in utility usage between the Subleased Premises and the remainder of the Lease Premises is available, provided that in the latter case the calculation is based on objective criteria and consistent for both the numerator and the denominator of the fraction comprising the Subtenant's Proportionate Share. Subtenant shall pay such utility charges to Sublandlord when and as the underlying obligations with respect thereto are payable by Sublandlord under the Lease (or, if paid in the first instance by Sublandlord and billed to Subtenant, then reimbursed to Sublandlord within thirty (30) days thereafter). Sublandlord shall not physically interfere with Landlord’s provision of electricity to the Subleased Premises pursuant to Article 7 of the Lease without Subtenant’s prior written consent, not to be unreasonably withheld, conditioned or delayed. Subtenant shall not utilize more than 6 watts of actual demand load per gross square foot of the Subleased Premises (exclusive of electric required to operate the Base Systems (as defined in the Lease)), and shall have no right to increase its usage beyond such amount under Section 7.01(A) of the Lease or otherwise.

7.3.Alterations.

73.1.Any alterations (as defined in the Lease), including, but not limited to, the Work (as hereinafter defined), by Subtenant shall be made (and removed) in accordance with the provisions of Article 13 of the Lease, as incorporated herein. To the extent the consent of Landlord is required under Article 13 of the Lease, the consent of Landlord and Sublandlord shall be required hereunder. Notwithstanding anything to the contrary contained herein, for all purposes of this Sublease, Subtenant shall not be required to remove any alteration or Specialty Alteration installed in the Subleased Premises prior to the date hereof that was not installed by or for Subtenant (collectively, the “Existing Alterations”), unless Subtenant will occupy the Subleased Premises after the expiration or earlier termination of the Term, in which event Subtenant shall automatically assume from Sublandlord any and all removal obligations under the Lease with respect to the Existing Alterations. Except for the Sublandlord's Contribution provided for in Section 15.4 below, all alterations to the Subleased Premises made or requested by Subtenant shall be at Subtenant's sole cost and expense.

73.2.Simultaneously with the delivery thereof to Landlord, Subtenant shall furnish Sublandlord with a copy of all plans and specifications required by the Lease to be submitted to Landlord in connection with a request for consent to alterations. Sublandlord may reasonably withhold its consent to any proposed alterations if Sublandlord reasonably believes that such proposed alterations will have a material, adverse effect on Sublandlord's Systems (hereinafter defined). Subtenant and Sublandlord hereby agree to cooperate with each other to the extent reasonably required to avoid disruption of, or interference with, Sublandlord's Systems by reason of Subtenant's alterations. For purposes of this Sublease, the term “Sublandlord's Systems” shall mean electrical and mechanical wiring, installations and equipment maintained by Sublandlord and serving the remainder of the Lease Premises. The provisions of this Paragraph shall survive the expiration or sooner termination of the term of this Sublease.

8.Consents. Whenever the consent or approval of Landlord or any Superior Party is required pursuant to the terms of the Lease, if Landlord or such Superior Party shall withhold its consent or approval for any reason whatsoever, Sublandlord shall not be deemed to be acting unreasonably if it shall also withhold its consent or approval. If Landlord shall withhold its consent or approval in connection with this Sublease or the Subleased Premises in any instance where, under the Lease, the consent or approval of Landlord may not be unreasonably withheld, and if Subtenant shall reasonably contend that Landlord has unreasonably withheld such consent, Sublandlord, upon the request and at the sole cost and expense of Subtenant, shall within fifteen (15) days elect to either (i) timely institute and diligently prosecute any action or proceeding which Subtenant and Sublandlord, in their reasonable judgment, deem meritorious, in order to dispute such action by Landlord, or (ii) permit Subtenant to institute and prosecute such action or proceeding in the name of Sublandlord, provided that Subtenant shall keep Sublandlord informed of its actions and shall not take any action which might give rise to a default under the Lease. In the event Sublandlord does not timely elect either options (i) or (ii) as set forth in the previous sentence, Subtenant may notify Sublandlord of such failure, and if Sublandlord does not notify Subtenant of its election within five (5) Business Days following receipt of such notice, Sublandlord shall be deemed to have elected option (ii) above. Subtenant shall indemnify Sublandlord and hold it harmless from and against all losses, damages, claims, liabilities, fines, penalties, suits, demands, costs and expenses, including without limitation reasonable attorneys' fees and costs, of any nature, arising from or in connection with any action or proceeding instituted under this Article 8 and for any costs and expenses incurred by Sublandlord or Landlord in connection with the determination of whether to grant any consent requested hereunder.

9.Sublease, Not Assignment. Notwithstanding anything contained herein, this Sublease shall be deemed to be a sublease of the Subleased Premises and not an assignment, in whole or in part, of Sublandlord's interest in the Lease.

10.Damage. Destruction. Fire and Other Casualty; Condemnation.

10.1.Termination Rights. Notwithstanding any contrary provision of this Sublease or the provisions of the Lease herein incorporated by reference, Subtenant shall not have the right to terminate this Sublease as to all or any part of the Subleased Premises, or be entitled to an abatement of Base Rent or any other item of Rental, by reason of a casualty or condemnation affecting the Subleased Premises unless Sublandlord either (i) terminates the Lease or (ii) is entitled to and receives a corresponding abatement with respect to its corresponding obligation under the Lease, as applicable. If Sublandlord is entitled to terminate the Lease for all or any portion of the Subleased Premises by reason of casualty or condemnation without losing its ability to remain in the remainder of the Lease Premises in accordance with the terms of the Lease, Sublandlord shall notify Subtenant of such termination right promptly after such casualty or condemnation and Subtenant may terminate this Sublease as to any corresponding part of the Subleased Premises (which, for the avoidance of doubt, would include the entire Subleased Premises if Sublandlord is entitled to terminate the Lease for the entire Subleased Premises) by written notice to Sublandlord given at least three (3) Business Days prior to the date(s) Sublandlord is required to give notice to Landlord of such termination under the terms of the Lease, in which case this Sublease shall terminate as to such portion of the Subleased Premises on the effective date of the termination of the Lease with respect to the same. Notwithstanding anything contained in the Lease to the contrary, as between Sublandlord and Subtenant only, all insurance proceeds or condemnation awards received by Sublandlord under the Lease relating to the Subleased Premises during the term of, this Sublease, if any, shall be deemed property of Sublandlord to the extent the same relates to the improvements made by Sublandlord to the Subleased Premises as well as other amounts of such proceeds or awards up to the amount of the Sublandlord's Contribution. Sublandlord shall not be liable to Subtenant by reason of a termination of the Lease by either Landlord or Sublandlord pursuant to Articles 17 or 18 of the Lease.

10.2.Ipso Facto Termination of Sublease. If the term of the Lease is terminated as provided therein, or at the election of either party thereto pursuant to the terms thereof, as a result of any casualty or condemnation affecting the Building or any portion thereof, this Sublease shall thereupon be terminated ipso facto without any liability of Sublandlord to Subtenant by reason of such early termination.

10.3.Waiver of Condemnation Proceeds. Subject to the terms of the Lease, in the event of any taking by governmental or public authority of all or any part of the Subleased Premises, Subtenant hereby waives and relinquishes any and all claims to any award or damages for any such taking of the Subleased Premises, including, without limiting the generality of the foregoing, any claim for the value of the unexpired term of this Sublease or the value of any furniture, furnishings and moveable trade fixtures installed by Subtenant at its sole expense in the Subleased Premises, but Subtenant may submit a separate claim to the condemning authority for the value of Subtenant's trade fixtures and the cost of removal or relocation provided that such claim shall not reduce the amount of Sublandlord's or Landlord's claim.

10.4.Express Agreement to the Contrary. This Article 10 shall be considered an express agreement governing any case of damage to or destruction of the Building or any part thereof by fire or other casualty, and Section 227 of the Real Property Law of the State of New York, and any other law of like import now or hereafter enacted, shall have no application.

11.Quiet Enjoyment. Sublandlord represents, warrants and covenants that it has the right to enter into this Sublease and that so long as this Sublease is in force and effect, Subtenant shall, during the Term and subject to the provisions of this Sublease, quietly occupy and enjoy the Subleased Premises without hindrance by Sublandlord, its successors and assigns, or any other party claiming by, through or under Sublandlord.

12.No Waivers. Failure by either party hereto in any instance to insist upon the strict performance of any one or more of the obligations of the other party hereto under this Sublease, or to exercise any election herein contained, shall in no manner be or be deemed to be a waiver of any defaults or breaches hereunder or of any rights and remedies by reason of such defaults or breaches, or a waiver or relinquishment for the future of the requirement of strict performance of any and all of the obligations of the parties hereunder. Further, no payment by Subtenant or receipt by Sublandlord of a lesser amount than the correct amount or manner of payment of Rental due hereunder shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed to effect or evidence an accord and satisfaction, and Sublandlord may accept any checks or payments as made without prejudice to Sublandlord's right to recover the balance or pursue any other remedy in this Sublease or otherwise provided at law or equity.

13.Notices. Any notice, statement, demand, consent, approval, advice or other communication required or permitted to be given, rendered or made by either party to the other, pursuant to this Sublease or pursuant to any applicable law or requirement of public authority (collectively, “Notices”) shall be in writing and shall be deemed to have been properly given, rendered or made only if sent by (i) personal delivery, receipted by the party to whom addressed, (f) registered or certified mail, return receipt requested, posted in a United States post office station in the continental United States, (iii) via Federal Express overnight mail or other nationally- recognized overnight courier service or (iv) electronic mail in so-called “PDF” format or such other electronic correspondence, sent with an email subject line reading “FORMAL NOTICE PURSUANT TO SECTION 13 OF THE SUBLEASE” (provided that if the sending party receives a “bounce-back” notification that an email address is invalid or receives an “out of office” notification, the sending party shall be required to send notice pursuant to clause (i), (ii) or (iii) above), addressed to the addresses set forth below. All such Notices shall be deemed to have been given, rendered or made (a) when delivered and receipted (or refused) by the party to whom addressed, in the case of personal delivery, (b) three (3) days after the day mailed via United States Postal Service, (c) on the next Business Day after the day mailed via Federal Express or other nationally-recognized overnight courier service or (d) when transmitted electronically by one of the methods listed above (so long as the sending party does not receive a “bounce-back” notification that an email address is invalid or an “out of office” notification). Either party may, by notice as aforesaid actually received, designate a different address or addresses for communications intended for it. Notices hereunder from Sublandlord may be given by Sublandlord's attorney. Notices hereunder from Subtenant may be given by Subtenant's attorney.

Sublandlord's addresses:	ClearBridge Investments, LLC c/o Legg Mason & Co., LLC 100 International Drive Baltimore, Maryland 21231 Attn: Amy Beall Email: ABeall@leggmason.com

with a copy to:	Venable LLP 750 E. Pratt Street, Suite 900 Baltimore, MD 21202 Attn: Thomas E. D. Millspaugh, Esq. Email: TEMillspaugh@Venable.com

Subtenant’s addresses:	Datadog, Inc. 620 Eighth Ave., 45th Floor New York, New York 10018 Attn: Pascal Schaary Email: pascal@datadoghq.com

with a copy to:	Goulston & Storrs PC 885 Third Avenue, 18th Floor New York, NY 10022 Attn: David J. Rabinowitz, Esq. Email: drabinowitz@goulstonstorrs.com

and, if sending via email:	Legal@datadoghq.com

and, if sending via email:	bizops@datadog.com

14.Broker. Each party hereto covenants, warrants and represents to the other party that it has had no dealings, conversations or negotiations with any broker concerning the execution and delivery of this Sublease other than CBRE, Inc. (representing both Sublandlord and Subtenant) (the “Broker”). Each party hereto agrees to defend, indemnify and hold harmless the other party against and from any claims for any brokerage commissions and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys' fees and disbursements, arising out of the breach of its respective representations and warranties contained in this Article 14. Sublandlord shall pay the fees of the Broker pursuant to a separate agreement. The provisions of this Article 14 shall survive the expiration or earlier termination of this Sublease.

15.Condition of the Subleased Premises: Allowance.

15.1.Condition of the Subleased Premises. Subtenant represents that it has made or caused to be made a thorough examination of the Subleased Premises and is familiar with the condition thereof. Sublandlord hereby represents and warrants to Subtenant that, to Sublandlord’s Knowledge, as of the Commencement Date, (i) there are no pending actions or proceedings in which any person, entity or Governmental Authority has alleged the violation of Environmental Laws with respect to the Subleased Premises or the presence, release, threat of release or placement of any Hazardous Materials at, on or under the Subleased Premises, (ii) Sublandlord has not received any notice (and has no actual knowledge) that any Governmental Authority or any employee or agent thereof, has determined that there has been a violation of Environmental Laws at or in connection with the Subleased Premises, and (iii) neither the Subleased Premises nor any portion thereof contains any amount of Hazardous Materials in excess of quantities permitted by applicable Environmental Laws. Subtenant agrees to accept the Subleased Premises in its “as is”, partially built, condition on the date hereof, reasonable wear and tear between the date hereof and the Commencement Date caused by removal of any Rejected Sublandlord FF&E or other preparations for Subtenant’s occupancy excepted, provided that (a) the plumbing, electrical and Base HVAC System serving the Subleased Premises are in good working order on the Commencement Date and (b) if required pursuant to Article 25 below, Sublandlord has removed the Rejected Sublandlord FF&E (as hereinafter defined) from the Subleased Premises. Subtenant's taking possession of the Subleased Premises shall be conclusive evidence that the same are in satisfactory condition. Sublandlord has not made and does not make any representations or warranties as to the physical condition of the Subleased Premises, the use to which the Subleased Premises may be put, or any other matter or thing affecting or relating to the Subleased Premises, except as specifically set forth in this Sublease. Sublandlord shall have no obligation whatsoever to alter, improve, decorate or otherwise prepare the Subleased Premises for Subtenant's occupancy.

15.2. Cost of Work. Except for the obligation of Sublandlord to pay the Sublandlord's Contribution (defined below), any other cost or expense in connection with the preparation of the Subleased Premises for Subtenant's use and occupancy shall be the responsibility of Subtenant, and to the extent incurred by Sublandlord on Subtenant's behalf, the cost thereof shall be reimbursed or paid to Sublandlord as Additional Rent within thirty (30) days after demand; provided that Sublandlord shall provide Subtenant with copies of such supporting documentation as is reasonably available.

15.3.The Work. Subject to the provisions of Section 15.1 above and Section 15.4 below, Subtenant shall perform, at its sole cost and expense, all construction and installation of improvements, betterments, equipment and facilities, necessary in order to prepare the Subleased Premises for Subtenant's occupancy (collectively, the “Work”).

15.4.Allowance.

(a)Subject to the terms and conditions hereinafter set forth, Sublandlord shall contribute up to $813,625.00 (“Sublandlord's Contribution”) to be applied towards the Hard Costs (as hereinafter defined), the FF&E Costs (as hereinafter defined) and, subject to the provisions of Section 15.4(g) hereof, Soft Costs (as hereinafter defined) of the Work. Sublandlord's Contribution shall be disbursed to Subtenant as hereinafter provided. “Hard Costs” shall mean all labor costs and all forms of demolition, construction, materials, alterations and decoration work included in the Subleased Premises as part of the Work (but not any costs relating to furniture, fixtures and equipment for the Subleased Premises, including, without limitation, telephones, computers, monitors, data center equipment, networking equipment, movable work stations, office equipment, radios and related equipment, audio visual equipment, and/or any kitchen or related equipment (all such costs, “FF&E Costs”)). “Soft Costs” shall mean the amounts paid by Subtenant in connection with the Work attributable to architect, construction management, consulting, attorney, engineering, permit and filing, and other similar fees (including, without limitation, general conditions and contractor fees).

(b)Sublandlord's Contribution shall be disbursed in Installments (as hereinafter defined) upon Subtenant's request for payment, and shall be paid to Subtenant as provided in Section 15.4(c) hereof upon satisfaction of the following conditions with respect to each such request for payment:

(i)

Subtenant shall have delivered to Sublandlord a completed requisition AIA Form G702/703, signed by Subtenant's general contractor or construction manager, signed and certified as true (to such person's knowledge) by Subtenant and by an architect or engineer selected by Subtenant licensed to practice in the State of New York with not less than ten (10) years' experience in major commercial urban centers in designing build-outs for tenants in first class office buildings comparable to the Building and who maintains errors and omissions insurance of not less than $2,000,000 (“Subtenant's Architect”), stating the amount requested for payment, which shall include an itemized breakdown of the costs and expenses actually paid by or on behalf of Subtenant on account of the Work, stating the percentage of the Work that has been completed, and shall indicate retainage of payments by Subtenant to the contractors, sub-contractors, consultants, materialmen, engineers, architects and others performing the Work or providing services in respect thereof (collectively, “Contractors”) equal to ten percent (10%) until the Work is eighty percent (80%) complete and thereafter five percent (5%), except that no such retainages need be required under contracts for less than $50,000 or which, in accordance with good construction practices, do not customarily include retainages (it being understood that any request for payment hereunder shall not be on account of such required retainage). Notwithstanding the foregoing, if the work, labor and/or services performed by any particular trade(s) in connection with the Work shall have been fully completed, any retainage solely attributable thereto shall be released by Sublandlord to Subtenant upon and subject to the other applicable terms of this Section 15.4, including, without limitation, the receipt by Sublandlord of executed final lien waivers therefrom;

(ii)

Except as provided in Section 15.4(d) hereof, each Installment of Sublandlord's Contribution shall be in an amount not to exceed the aggregate amounts theretofore actually paid (as certified by Subtenant and Subtenant's Architect) to the Contractors that have not been the subject of a previous disbursement from Sublandlord's Contribution;

(iii)

Sublandlord shall have received (a) copies of all receipts, invoices and bills for the work completed and materials furnished in connection with the Work which have been paid by Subtenant and for which Subtenant is seeking reimbursement and (b) if requested by Sublandlord, copies of all contracts, work orders, change orders and other materials relating to the work or materials which are the subject of the requested disbursement or reimbursement;

(iv)

A certificate signed by Subtenant and Subtenant's Architect, dated not more than thirty (30) days prior to such request, setting forth (A) an itemized account of the sums paid by Subtenant for amounts justly due to all Contractors who have rendered services or furnished materials in connection with the Work, (B) that the work described in the certificate has been completed substantially in accordance with the Final Working Drawings previously approved (or deemed approved) by Sublandlord, (C) that Subtenant has not received notice of the filing with respect to the Subleased Premises or the Building or any part thereof or any improvements thereon, any vendor's, mechanic's, laborer's, materialmen's or other liens arising out of the Work which have not been discharged of record or bonded over, (D) that to Subtenant's knowledge, Subtenant has complied with all of the material conditions set forth in this Sublease applicable to the Work reflected in the requisition then pending and (E) that to Subtenant's knowledge, Subtenant has complied with Legal Requirements applicable to the Work reflected in the requisition then pending;

(v)

A statement from Subtenant's Architect setting forth the total remaining cost of the Work to be performed, including without limitation, an itemization of any additional costs not theretofore disclosed to Sublandlord;

(vi)

Subtenant shall have fully paid all bills for labor, materials and services in connection with the Work performed through the date of the prior Installment for the costs with respect to which such prior request for payment was made and Subtenant shall provide Sublandlord with (a) evidence reasonably satisfactory to Sublandlord to evidence of payment thereof, including paid bills and cancelled checks, and (b) executed partial lien waivers in respect of such prior payment from the general contractor or construction manager performing the Work and all other Contractors performing portions of the Work, respecting work performed and, if the work, labor and/or services performed by any such particular Contractor shall have been completed, executed final lien waivers;

(vii)

Subtenant has not requested reimbursement with respect to any Long Lead Items or any materials stored off-site unless the same have been incorporated into the Work and reasonable evidence thereof has been provided to Sublandlord; and

(viii)

Subtenant shall not then be in monetary default or material nonmonetary default under this Sublease, in each instance beyond the expiration of any applicable notice and/or cure period under this Sublease and no Bankruptcy Event has occurred.

(c)The payment of all Installments of Sublandlord's Contribution by Sublandlord to Subtenant will be made not more often than once each month and within twenty (20) days after a complete requisition package (i.e., all of the required items referred to above in the proper form) shall have been received by Sublandlord. To the extent applicable, Sublandlord agrees to use good faith efforts to provide Subtenant with a notice setting forth a reasonably detailed list of the reasons why any requisition package is not complete within ten (10) days after receipt of Subtenant's requisition package. In the event any mechanic's lien shall have been filed relating to any work that has been performed by or for Subtenant, the additional amount of such lien may be withheld from payment until such lien has been removed by bond or otherwise; provided, however, that Sublandlord shall promptly disburse the amount withheld upon the bonding or other removal of such lien.

(d)As used in this Section 15.4, “substantially complete” shall mean (i) the actual completion of all Work and that the Subleased Premises are in a condition sufficient to allow Subtenant’s use of the Subleased Premises for the uses and purposes intended by Subtenant in accordance with the terms and conditions of this Sublease and (ii) that conditions (a) through (d) in the next sentence hereof have been hilly satisfied. The final Installment of Sublandlord's Contribution, shall not be paid until, in addition to satisfaction of the provisions above, (a) all municipal department(s) and governmental authorities have issued all required sign-off(s) relating to the Work and have issued a temporary or permanent certificate of occupancy for the Subleased Premises (and copies of the same have been provided to Sublandlord), (b) a certificate signed by Subtenant's Architect and Subtenant certifying that the Work has been substantially completed in accordance with the approved Final Working Drawings has been fully executed and delivered to Sublandlord, (c) a general release or final lien waiver from the general contractor or construction manager performing the Work and all other Contractors performing the Work or providing services in respect thereof, releasing Landlord, Sublandlord and Subtenant from any and all liability for any work or materials, has been fully executed and delivered to Sublandlord, and (d) such other documentation as Sublandlord may reasonably require and is reasonably available has been provided to Sublandlord. At such time as Subtenant shall have provided to Sublandlord all of the items required hereby and provided Subtenant is not then otherwise in monetary default or material non-monetary default under this Sublease, in each instance, beyond the expiration of any applicable notice and/or cure period and there is then no Bankruptcy Event, Sublandlord shall release to Subtenant the portion of Sublandlord's Contribution that was withheld pursuant to Section 15.4(b) hereof (or, if Subtenant has not theretofore submitted any requisitions for Installments, Sublandlord shall pay 100% of the requisitioned amount, not to exceed, however, the then unused portion of the aggregate Sublandlord's Contribution that is then available to Subtenant pursuant to this Sublease). In no event shall the aggregate amount paid by Sublandlord to Subtenant pursuant to this Section 15.4 exceed the aggregate Sublandlord's Contribution that shall become available to Subtenant upon and subject to the terms of this Section 15.4.

(e)Subtenant agrees that it shall pay and shall be solely responsible for the payment of all amounts necessary to fully complete all of the Work to the extent the cost thereof exceeds Sublandlord's Contribution.

(f)For the purposes of this Section 15.4, the term “Installment” shall mean, subject to the limitations and conditions contained herein, fifty percent (50%) of the amount requisitioned by Subtenant's Architect as provided herein (subject to any required retainages) until such time as Sublandlord's Contribution has been fully disbursed; provided, however, that in the event that Sublandlord's Contribution is equal to an amount that is less than the aggregate Hard Costs, FF&E Costs and, to the extent permitted pursuant to the provisions of Section 15.4(g) hereof, Soft Costs of the Work, then Sublandlord's final Pro Rata Installment shall be equal to the entire remaining Sublandlord's Contribution.

(g)Notwithstanding anything to the contrary contained in this Sublease, in no event shall more than fifteen percent (15%) of Sublandlord's Contribution be permitted to fund Soft Costs.

(h)To the extent that Sublandlord's Contribution has not been fully applied after the completion of the Work, Subtenant shall not be entitled to any credit, trade off or cash payment for any such unapplied portion of the Sublandlord’s Contribution, and Sublandlord shall have no obligation to Subtenant with respect to any such unapplied portion of Sublandlord’s Contribution.

(i)If Sublandlord fails, after satisfaction of all required conditions under this Section 15.4, to pay any Installment of Sublandlord's Contribution on or before the due date therefor and such failure continues for thirty (30) days after Subtenant notifies Sublandlord of such failure (which notice shall state that Subtenant intends to set off such amount against the next installment of Rental unless Sublandlord pays such amount to Subtenant), Subtenant may, subject to the provisions hereof, set off such amount, together with interest thereon calculated at the Interest Rate (collectively, the “Offset Amount”), against the next installments of Rental coming due. If any portion of any Offset Amount shall not have been credited as of the end of the Term, Sublandlord, within thirty (30) days after the end of the Term, shall pay such amount to Subtenant. The preceding sentence shall survive the expiration or earlier termination of this Sublease. Notwithstanding anything to the contrary contained herein, Subtenant shall have no such right of offset if Sublandlord shall in good faith dispute Subtenant's claim that Subtenant is entitled to a disbursement of all or any portion of Sublandlord's Contribution unless and until Sublandlord settles such dispute with Subtenant or such dispute is otherwise resolved in Subtenant's favor pursuant to Section 25.01 of the Lease as incorporated herein (it being agreed that at the time of such resolution (or if Subtenant loses a dispute because of Subtenant's failure to satisfy the conditions precedent to a disbursement of Sublandlord's Contribution and Subtenant thereafter satisfies all required conditions) Subtenant will be entitled to the unfunded portion of the Installment which is the subject of the dispute); provided, however, Subtenant may, pending resolution of such dispute, offset such unpaid portions of such disbursement of Sublandlord's Contribution that are not in dispute, provided Subtenant has otherwise met all of the requirements set forth under this Section 15.4 with respect to such undisputed portion.

(j)Any dispute under this Section 15.4 shall be resolved by arbitration pursuant to Section 25.01 of the Lease.

16.Consent of Landlord.

16.1.Conditioned Upon Landlord Consent. The Commencement Date under this Sublease is subject to and conditioned upon Sublandlord unconditionally and irrevocably obtaining the Consent. Sublandlord shall promptly request such Consent and shall use commercially reasonable efforts to obtain the same. Subtenant shall reasonably cooperate with Sublandlord to obtain such Consent and shall provide all information concerning Subtenant that Landlord shall reasonably request. Sublandlord shall promptly notify Subtenant upon Sublandlord's unconditional and irrevocable receipt of the Consent or the denial thereof, and promptly after unconditional and irrevocable receipt by Sublandlord, furnish a copy of the Consent to Subtenant. All costs of obtaining the Consent shall be borne by Sublandlord.

16.2Lease Consent Requirements. Except as otherwise specifically provided herein, wherever in this Sublease Subtenant is required to obtain Sublandlord's consent or approval, Subtenant understands that Sublandlord may be required by reason of the Lease to first obtain the consent or approval of Landlord. If Landlord should refuse such consent or approval, Sublandlord shall be released of any obligation to grant its consent or approval whether or not Landlord's refusal, in Subtenant's opinion, is arbitrary or unreasonable, until such time, if ever, as Landlord shall grant its consent or approval. Sublandlord shall use commercially reasonable efforts to obtain each such consent of Landlord, at Subtenant's sole cost and expense; provided, however, that Sublandlord shall not be required to commence any proceeding to enforce the relevant provisions of the Lease on behalf of Subtenant with respect thereto, except to the extent otherwise provided for herein.

16.3.Subtenant SNDA. When requesting the Consent from Landlord, Sublandlord shall simultaneously request from Landlord a Subtenant SNDA in favor of Subtenant, provided that (i) Subtenant shall promptly provide any information and materials as Landlord may request in connection with Landlord’s deliberation and (ii) this Sublease shall not in any way be conditioned upon Sublandlord obtaining a Subtenant SNDA in favor of Subtenant from Landlord.

17.Assignment. Subletting and Mortgaging.

17.1.Prohibition on Assignment and Subleasing. Except as otherwise expressly provided in this Article 17, Subtenant shall not, whether voluntarily, involuntarily, or by operation of law or otherwise (a) assign or otherwise transfer this Sublease or any interest or estate herein, (b) sub-sublet the Subleased Premises or any part thereof or allow the Subleased Premises or any part thereof to be used or occupied by others in violation of Section 4 of this Sublease or in violation of any of the Superior Instruments, or (c) mortgage, pledge, encumber or otherwise hypothecate this Sublease or the Subleased Premises or any part thereof in any manner without, in each instance, obtaining the prior written consent of Landlord and without also obtaining the prior written consent of Sublandlord, which consent by Sublandlord shall not be unreasonably withheld, conditioned or delayed and shall be granted or withheld pursuant to the terms of Article 8 of the Lease (as incorporated herein). The consent by Sublandlord to any assignment or to any subsublease of the Subleased Premises shall not be deemed to relieve or release (i) Subtenant from the full performance and observance by Subtenant of all of its obligations under this Sublease or (ii) Subtenant or any assignee or sub-subtenant of Subtenant from the obligation of obtaining the consent of Landlord and Sublandlord to any further assignment or sub-subletting as and to the extent required pursuant to the terms of the Lease and this Sublease. Any sub-subleasing or assignment shall be subject to the consent, recapture and other rights of Landlord under the Lease.

17.2.Permitted Assignments. Notwithstanding anything contained in this Sublease to the contrary, Subtenant may, without Sublandlord's consent, but, subject to the consent of Landlord to the extent required under the Lease and to the provisions of Section 17.5 hereof, assign this Sublease or sub-sublease all or any portion of the Subleased Premises in accordance with the terms of Sections 8.01(B) and 8.01(C) of the Lease. Any such assignment or sub-sublease shall not relieve or release Subtenant from the full performance and observance by Subtenant of all of its obligations under this Sublease.

17.3.Collection of Rent. If this Sublease shall be assigned, whether or not in violation of the provisions of this Sublease, Sublandlord may collect rent from the assignee. If the Subleased Premises or any part thereof are sub-sublet or used or occupied by anyone other than Subtenant, whether or not in violation of this Sublease, Sublandlord may, after the occurrence of any monetary or material non-monetary default by Subtenant under this Sublease, in each case, beyond the expiration of any applicable notice and/or cure period, collect the rent from the subtenant or occupant. In either event, Sublandlord may apply the net amount collected to the Rental herein reserved, but no such assignment, sub-subletting, occupancy or collection shall be deemed a waiver of any provisions of this Section 17, or the acceptance of the assignee, subtenant or occupant as tenant. Nothing contained herein shall be construed to relieve the original named Subtenant or any assignee or other successor in interest (whether immediate or remote) of the original named Subtenant from the hill and prompt payment, performance and observance of the covenants, obligations and conditions to be paid, performed and observed by Subtenant under this Sublease. The consent by Sublandlord or Landlord to a particular assignment, sub-subletting or use or occupancy by others shall not in any way be considered as a consent to any other or further assignment, or sub-subletting or use or occupancy by others. Reference in this Sublease to use or occupancy by others (that is, anyone other than Subtenant) shall not be construed as limited to subsubtenants but shall also include licensees and others claiming under or through Subtenant, immediately or remotely.

17.4.Additional Consideration. In connection with any assignment or subsublease consented to by Sublandlord or otherwise permitted hereunder other than any assignment or sub-sublease permitted under Section 17.2 above, Subtenant shall, in consideration therefor, pay to Sublandlord, as Additional Rent:

(a)in the case of an assignment, the greater of (i) any amounts which Sublandlord is required to pay to Landlord under the Lease in connection with such assignment (including, without limitation, under Section 8.07 thereof), if any, and (ii) an amount equal to fifty percent (50%) of any Assignment Profit in respect of such assignment, which amount shall be payable to Sublandlord pursuant to the terms of Section 8.07(C) of the Lease as incorporated herein; and

(b)in the case of a sub-sublease, the greater of (i) any amounts which Sublandlord is required to pay to Landlord under the Lease in connection with such sub-sublease (including, without limitation, under Section 8.07 thereof), if any, and (ii) an amount equal to fifty percent (50%) of any Sublease Profits in respect of such sub-sublease, which amount shall be payable to Sublandlord pursuant to the terms of Section 8.07(A) of the Lease as incorporated herein.

(c)The sums payable under subsections (a) and (b) above shall be paid to Sublandlord as and when due and payable pursuant to the terms of Section 8.07 of the Lease as incorporated herein (it being agreed that in no event shall there be any duplication of payments under this Section 17.4 and Section 8.07 of the Lease as incorporated herein).

17.5.Subtenant's Notice. Should Subtenant desire to assign the Sublease or subsublet all or any portion of the Subleased Premises (including, without limitation, pursuant to Section 17.2 above), Subtenant shall notify Sublandlord thereof and request Sublandlord's and Landlord's consent thereto, which notice (“Subtenant's Notice”) and request shall set forth (i) all information required to be delivered pursuant to a Tenant’s Consent Request pursuant to Section 8.5 of the Lease (as incorporated herein by reference pursuant to Section 6.3(a) above), (ii) the agreed upon terms of the proposed assignment or sub-sublease as reflected in a written instrument, including the effective date of such assignment or sub-sublease, and (iii) in the case of an assignment or sub-sublease under Section 17.2 above, such documents as Landlord and Sublandlord shall require as evidence that said assignment or sub-sublease complies with the provisions of Section 8.01(B) or 8.01(C) of the Lease, as applicable.

17.6.Sublandlord's Recapture Right. In the event of any proposed assignment or a sub-sublease of substantially all of the Subleased Premises other than as permitted in Section 17.2 above, the Sublandlord originally named herein (i.e., Clearbridge Investments, LLC), or any entity succeeding to its rights under the Lease pursuant to the terms of Section 8.01(B) or (C) of the Lease, shall have the rights set forth in Section 8.04 of the Lease, as incorporated herein by reference pursuant to Section 6.3(a) above. For purposes of this Section 17.6(a) “substantially all of the Subleased Premises” shall mean at least eighty five percent (85%) of the rentable square footage of the Subleased Premises. The failure by Sublandlord to exercise its options under this Section 17.6 with respect to any assignment or sub-subletting shall not be deemed a waiver of such option with respect to any extension of such sub-subletting or any subsequent assignment or subsubletting of the Subleased Premises affected thereby. For the avoidance of doubt, the foregoing shall not be construed to limit any rights which Landlord may have under Section 8.04 of the Lease.

17.7Landlord's Consent. In the event that Landlord's consent is required for a proposed sub-sublease or assignment, Sublandlord hereby agrees to forward such request from Subtenant to Landlord, within five (5) Business Days of receiving the same.

17.8No Waiver. No assignment or sub-subletting shall be deemed a waiver of the covenant set forth in this Article 17, or the acceptance of the assignee or sub-subtenant as a subtenant, or a release of Subtenant from the further performance and observance by Subtenant of the covenants, obligations and agreements on the part of Subtenant to be performed or observed herein. The consent by Sublandlord or Landlord to an assignment, sale, pledge, transfer, mortgage or subletting shall not in any way be construed to relieve Subtenant from obtaining the express consent in writing, as and to the extent required by this Sublease or the Lease, of Sublandlord and Landlord to any further assignment, sale, pledge, transfer, mortgage or sub-subletting.

17.9Lease Requirements. Notwithstanding the foregoing provisions of this Article 17, in accordance with Section 8.06 of the Lease, Subtenant may not assign its rights hereunder or further sublet the space demised under this Sublease, in whole or in part, without Landlord's consent (which shall be granted, withheld or not required subject to the same terms and conditions contained in Article 8 of the Lease, as such would be applicable to a similar request by Sublandlord, including those relating to Exempt Transactions) and without complying with all of the terms and conditions of Article 8 of the Lease except that (i) any assignment of this Sublease shall be subject to Landlord's consent not to be unreasonably withheld subject to the terms of Article 8 of the Lease and (ii) the second (2nd) tier down of any further subletting of this Sublease shall not be permitted without Landlord's consent.

18.Holding Over. If Subtenant does not surrender the Subleased Premises or any part thereof in accordance with the terms of this Sublease on or prior to the expiration or earlier termination of the Term, such holding over shall be deemed to be month to month only and shall be subject to all of the terms and conditions contained herein. In such event, Subtenant shall pay Sublandlord a monthly rental (the “Holdover Rental”) equal to the amounts set forth in Section 22.02(A) of the Lease, as incorporated herein by reference pursuant to Section 6.03(a) above; provided, however; that if any such holding over by Subtenant occurs after the expiration or sooner termination of the term of the Lease, then (i) in the event such holding over by Subtenant is the sole cause of Sublandlord's being responsible to Landlord for holdover damages pursuant to Article 22 of the Lease, in lieu of any Holdover Rental, Subtenant shall pay Sublandlord, as Additional Rent, any and all amounts Sublandlord is obligated to pay Landlord pursuant to Article 22 of the Lease and under applicable laws, as a result of such holdover, and (ii) in the event such holding over by Subtenant is not the sole cause of Sublandlord's being responsible to Landlord for holdover damages pursuant to Article 22 of the Lease, in lieu of any Holdover Rental, Subtenant shall pay Sublandlord, as Additional Rent, an equitable portion of all amounts Sublandlord is obligated to pay Landlord pursuant to Article 22 of the Lease and under applicable laws as a result of such holdover, calculated based on the Rentable Square Footage of the Subleased Premises as a portion of the total Rentable Square Footage of the Lease Premises being occupied by holdover tenants (including Sublandlord). The provisions of this Article 18 shall not be deemed to limit or constitute a waiver of any other rights of Sublandlord provided herein or at law.

19.Defaults; Remedies.

19.1.Any defaults of Subtenant shall be governed by the provisions of Article 20 of the Lease as incorporated herein. In the event of a default by Subtenant hereunder beyond the expiration of any applicable notice and cure periods, Sublandlord shall be limited to the rights or remedies granted to Sublandlord pursuant to the incorporation of the provisions of Article 20 of the Lease. Notwithstanding the provisions of Article 19 of the Lease, if any Bankruptcy Event shall occur with respect to Subtenant, such Bankruptcy Event shall constitute a default under this Sublease, and in addition to the remedies set forth in Article 19 of the Lease, Sublandlord shall be entitled to exercise the remedies set forth in Article 20 of the Lease as a result of such default. In addition to the foregoing remedies, should the Sublease terminate due to any default of Subtenant, Subtenant shall promptly pay to Sublandlord a fee equal to the unamortized portion (amortized on a straight-line basis over the Term of this Sublease) of the Sublandlord’s Contribution and brokerage commissions incurred by Sublandlord in connection with this Sublease.

19.2.Cross-Default. Sublandlord and BT Americas Inc., a Delaware corporation (“BT”), are parties to that certain Agreement of Sublease dated as of April 8, 2008 (as the same may be amended, modified, supplemented or assigned, the “BT Sublease”), pursuant to which BT subleases from Sublandlord a portion of the Lease Premises comprised of the entire 45th and 46th floors of the Building. BT and Ideeli Inc., a Delaware corporation (“Ideeli”), are parties to that certain Agreement of Sub-Sublease dated as of April 2012 (as the same may be amended, modified, supplemented or assigned, the “Ideeli Sub-Sublease”), pursuant to which Ideeli subsubleases from BT a portion of the Lease Premises comprised of the entire 45th floor of the Building. Ideeli and Subtenant are parties to that certain Agreement of Sub-Sub-Sublease dated as of April 14, 2016 (as the same may be amended, modified, supplemented or assigned, the “Datadog Sub-Sub-Sublease”). pursuant to which Datadog sub-sub-subleases from Ideeli a portion of the Lease Premises comprised of the entire 45th floor of the Building. BT and Subtenant are parties to that certain Agreement of Sub-Sublease dated as of September 18, 2017 (as the same may be amended, modified, supplemented or assigned, the “Datadog Sub-Sublease”), pursuant to which Datadog sub-sub-subleases from BT a portion of the Lease Premises comprised of the entire 46th floor of the Building. Should any act, omission, negligence or other default of Subtenant under the Datadog Sub-Sub-Sublease or the Datadog Sub-Sublease directly or indirectly cause a material, non-monetary default beyond any applicable notice and cure periods by BT under the BT Sublease, said act, omission, negligence or other default of Subtenant shall constitute a default under this Sublease.

20.Miscellaneous.

20.1.Entire Agreement Successors. This Sublease contains the entire agreement between the parties concerning the sublet of the Subleased Premises and sets forth all of the covenants, promises, conditions, and understandings between Sublandlord and Subtenant concerning the Subleased Premises. There are no oral agreements or understandings between the parties hereto affecting this Sublease and this Sublease supersedes and cancels any and all previous negotiations, arrangements, agreements and understandings, if any, between the parties hereto with respect to the subject matter hereof, and none shall be used to interpret or construe this Sublease. Any agreement hereafter made shall be ineffective to change, modify or discharge this Sublease in whole or in part unless such agreement is in writing and signed by the parties hereto. No provision of this Sublease shall be deemed to have been waived by Sublandlord or Subtenant unless such waiver be in writing and signed by Sublandlord or Subtenant, as the case may be. The covenants, agreements and rights contained in this Sublease shall bind and inure to the benefit of Sublandlord and Subtenant and their respective permitted successors and assigns. Subtenant shall not record this Sublease or the Lease or any instrument modifying the same.

20.2.Severability. In the event that any provision of this Sublease shall be held to be invalid or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Sublease shall be unaffected thereby.

20.3.Headings; Capitalized Terms; Recitals. The section headings appearing herein are for purpose of convenience only and are not deemed to be a part of this Sublease. Capitalized terms used herein shall have the same meanings as are ascribed to them in the Lease, unless otherwise expressly defined herein. The recitals set forth on the first page of this Sublease are hereby incorporated into this Sublease and are made a part hereof by this reference.

20.4.Binding Effect. This Sublease is offered to Subtenant for signature with the express understanding and agreement that this Sublease shall not be binding upon Sublandlord unless and until Sublandlord shall have executed and delivered a fully executed copy of this Sublease to Subtenant.

20.5.Insurance. All commercial liability insurance policies required to be obtained by Subtenant under this Sublease or the Lease shall name Landlord, Sublandlord and Legg as additional insureds. Subtenant shall deliver certificates evidencing such policies to Sublandlord together with Subtenant’s execution and delivery of this Sublease.

20.6.Sublease Supersedes. In the event of a conflict or inconsistency between the provisions of this Sublease and the Lease, the provisions of this Sublease shall supersede and control. However, nothing contained herein shall affect the Landlord's rights under the Lease.

20.7.Further Assurances. The parties hereto agree that each of them, upon the request of the other party, shall execute and deliver, in recordable form if necessary, such further documents, instruments or agreements and shall take such further action as may be necessary or appropriate to effectuate the purpose of this Sublease.

20.8.Counterparts; Electronic Signatures. This Sublease may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000, such as DocuSign), or other transmission method or any combination of these transmission methods. Any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Manual “wet” original signatures and electronic and digital signatures shall be deemed original signatures for purposes of this Sublease and all matters related thereto, with such manual, electronic, and digital signatures having the same legal effect as original signatures. This Sublease may be executed by any combination of manual, electronic, and digital signatures which shall be legal and binding and shall have the same full force and effect as if an original of this Sublease had been delivered. Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages.

20.9.Signage. To the extent permitted under the Consent, and subject to the terms of the Lease (as affected by the Consent), provided that the Signage Threshold (as hereinafter defined) is satisfied, Subtenant shall be permitted, at its sole cost and expense, to install one (1) identification sign in the elevator lobby located on the floor of the Subleased Premises (the “ID Sign”). The ID Sign shall be in accordance with the Building’s standard in effect as of the date hereof. For purposes of this Sublease, the terms (i) “Signage Threshold” means that: (1) a Permitted Entity is then the subtenant under this Sublease and is directly subleasing hereunder the entire Subleased Premises from Sublandlord; and (2) Permitted Entities collectively Occupy the entire Subleased Premises; (ii) “Occupies” means with respect to Subtenant, actual occupancy of the Subleased Premises (i.e., exclusive of sub-subtenants (other than Affiliates of Subtenant)) in space leased directly from Sublandlord; “Occupied” and “Occupancy” shall have a correlative meanings; and (iii) “Permitted Entity” shall mean the Subtenant originally named herein or a Successor to the Subtenant originally named herein and/or an Affiliate of the Subtenant originally named herein.

20.10.Move-In Costs. Any costs and expenses (including reasonable attorneys' fees and disbursements) payable under the Lease that are incurred in connection with Subtenant's preparation of the Subleased Premises for Subtenant's occupancy and the move in by Subtenant, including, without limitation, any and all freight elevator charges, shall be paid by Subtenant to Sublandlord as Additional Rent within thirty (30) days after receipt of an invoice from Sublandlord to Subtenant evidencing such costs and/or expenses (except with respect to any such sum that is payable by Sublandlord from Sublandlord's Contribution).

20.11.Condominium Conversion. From and after the Condominium Conversion Date, all of the provisions of the Condominium Documents shall be deemed and taken to be covenants running with the Land, the Building and the Unit (subject and subordinate to the Ground Lease and the Unit Ground Lease), as though such provisions were recited and stipulated at length herein and in each and every other lease of the Unit (or to any portion of the Unit). From and after the Condominium Conversion Date, Subtenant shall comply with all of the terms and provisions of the Condominium Documents relating to the use and occupancy of the Subleased Premises and shall not take any action, or fail to take any action which it is obligated to perform under this Sublease, which would cause Landlord to be in default or violation under any of the Condominium Documents.

20.12.Condominium Obligations. Except as hereinafter set forth, to the extent that any Condominium Board is responsible under the Condominium Documents to provide utilities or service to the Unit or to repair or restore the Common Elements, the Unit and/or the Subleased Premises or any appurtenance thereto, or to take any other action which the Condominium Board is required to take under the Condominium Documents (each, a “Condominium Obligation”). Sublandlord shall use its diligent good faith efforts to cause Landlord, at Landlord's expense (which shall not be reimbursable by way of Operating Expenses), to cause such Condominium Board to comply with the same but neither Landlord nor Sublandlord shall have no obligation to provide any Condominium Obligation nor shall either Landlord or Sublandlord have any liability to Subtenant for the failure of any Condominium Board to provide or comply with the Condominium Obligations unless Landlord or a Landlord Entity is in control of such Board, in which event Landlord shall be liable for and shall be responsible for the performance of such Condominium Obligation. Except as expressly set forth in this Sublease, neither Landlord nor Sublandlord shall have liability to Subtenant for any damage which may arise, nor shall Subtenant's obligations hereunder be diminished by reason of, (i) the failure of any Condominium Board to keep, observe or perform any of its obligations pursuant to the terms of the Condominium Documents, or (ii) the acts, omissions or negligence of any Condominium Board, its agents, contractors, or employees. Neither Sublandlord nor Subtenant shall do anything that would constitute a default under the Condominium Documents or omit to do anything that such party is obligated to do under the terms of this Sublease so as to cause there to be a default under the Condominium Documents, or cause the other to incur any expense or liability under the Condominium Documents (and, if either party shall cause the other to incur any such expense in violation hereof, the causing party shall reimburse the other within thirty (30) days after demand).

21.Letter of Credit.

21.1.Upon execution by Subtenant of this Sublease, Subtenant shall furnish to Sublandlord, at Subtenant’s sole cost and expense, a clean, irrevocable and unconditional letter of credit (the “Letter of Credit”) in the amount of $650,900.00 (the “Security Deposit”) drawn in favor of Sublandlord substantially in the form attached hereto as Exhibit B, which shall be assignable, upon request, by Sublandlord at no additional charge to Sublandlord.

21.2.The Letter of Credit shall be issued by and drawn on Silicon Valley Bank or another commercial bank acceptable to Sublandlord in its reasonable discretion and at a minimum having a long-term issuer credit rating from Standard & Poor’s Professional Rating Service of “A” or a comparable rating from Moody’s Professional Rating Service. If any other issuer’s credit rating is reduced below A, or if the financial condition of Silicon Valley Bank or any other issuer changes in a materially adverse way, then the Subtenant shall obtain from a different issuer that is reasonably approved by Sublandlord, a replacement Letter of Credit that complies in all respects with the requirements of this Section within twenty (20) days following such event. If the issuer of any Letter of Credit held by Sublandlord is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation or any successor or similar entity then, effective as of the date such receivership or conservatorship occurs, said Letter of Credit shall be deemed not to meet the requirements of this Section, and Subtenant shall obtain from a different issuer that is reasonably approved by Sublandlord a replacement Letter of Credit that complies in all respects with the requirements of this Section within twenty (20) days following such event. In any event, Subtenant shall, unless such Letter of Credit is “evergreen”, not later than thirty (30) days prior to the expiration of the term of the Letter of Credit or any replacement Letter of Credit, deliver to Sublandlord a replacement Letter of Credit such that a Letter of Credit shall be in effect at all times after the date of this Sublease until thirty (30) days beyond the end of the Term, and any extensions or renewals thereof, and thereafter so long as Subtenant is in occupancy of any part of the Subleased Premises (and should Subtenant fail to comply with this provision, said failure shall be a default hereunder entitling Sublandlord to, without notice and without prejudice to any other remedy Sublandlord may have on account thereof, and upon presentation of a certificate of demand, to draw upon the full amount of any Letter of Credit and hold such funds until Subtenant cures such default (or apply them to any damages relating to any Subtenant defaults in accordance with Section 21.3 hereof)). If Subtenant fails to deliver to Sublandlord a replacement Letter of Credit within the time limits set forth in this Section, Sublandlord may, without limiting Sublandlord’s other rights or remedies on account of such failure, draw down the full amount of the existing Letter of Credit without notice or demand and retain and apply the proceeds thereof as substitute security subject to the provisions of this Section. Subtenant shall be responsible for the payment of any and all costs incurred with the review of any replacement Letter of Credit (including, without limitation, Sublandlord’s reasonable attorneys’ fees and disbursements). Any and all fees or costs charged by the issuer in connection with the issuance, maintenance or transfer of the Letter of Credit shall be paid by Subtenant. If a Letter of Credit is lost, mutilated, stolen or destroyed, Subtenant shall cooperate with Sublandlord to have the Letter of Credit replaced (but the cost to replace such Letter of Credit shall be borne by Sublandlord to the extent the Letter of Credit is lost, mutilated, stolen or destroyed while in Sublandlord’s possession). The Security Deposit (whether a Letter of Credit, cash or other collateral) will not operate as a limitation on any recovery to which Sublandlord may be entitled.

21.3.During the Term, and thereafter so long as Subtenant is in occupancy of any part of the Subleased Premises, Sublandlord shall hold the Letter as security for the performance by Subtenant of all obligations on the part of Subtenant hereunder. If Subtenant defaults hereunder beyond the expiration of any applicable notice and cure periods and such default remains uncured, or if Subtenant remains in occupancy of any part of the Subleased Premises beyond the expiration of the Term, then Sublandlord shall have the right from time to time, without notice and without prejudice to any other remedy Sublandlord may have on account thereof, and upon presentation of a certificate of demand, to draw upon any Letter of Credit and apply any funds so drawn to Sublandlord’s damages arising from, or to cure, such default, holdover by Subtenant or default by such subtenant, whether such damages accrue before or after summary proceedings or other reentry by Sublandlord. If Sublandlord shall so apply any funds, Subtenant shall immediately restore the Letter of Credit to the face amount required hereunder. If after the expiration or earlier termination of the Term, Subtenant has vacated the Subleased Premises and there then exists no default by Subtenant in any of the terms or conditions hereof, Sublandlord shall promptly return the Letter of Credit, or, if applicable, the remaining proceeds thereof, to Subtenant (which obligation shall survive the expiration or earlier termination of this Sublease). If Sublandlord conveys Sublandlord’s interest under this Sublease, any Letter of Credit or, if applicable, the proceeds thereof, shall be turned over and assigned by Sublandlord to Sublandlord’s grantee (or, at Sublandlord’s election, Subtenant shall furnish Sublandlord’s successor with a new replacement Letter of Credit showing such successor as payee, provided that the original Letter of Credit then outstanding shall be simultaneously returned to Subtenant). From and after any such transfer, assignment or return, Subtenant agrees to look solely to such grantee for proper application of the funds in accordance with the terms of this Section and the return thereof in accordance herewith. None of Landlord, Sublandlord, Sublandlord or any mortgagee shall be responsible to Subtenant for the return or application of any such Letter of Credit, or, if applicable, the proceeds thereof, whether or not it succeeds to the position of Sublandlord hereunder, unless such Letter of Credit shall have been received in hand by, and assigned to, Landlord, Sublandlord, Sublandlord or such mortgagee.

21.4.If Subtenant shall fail to deliver the Letter of Credit or any replacement Letter of Credit to Sublandlord within five (5) Business Days after receipt by Subtenant of a notice thereof from Sublandlord, then the same shall be deemed to be an immediate default hereunder, entitling Sublandlord to exercise all remedies available under Article 20 of the Lease as incorporated herein by reference.

22.Confidentiality. Each of Sublandlord and Subtenant hereby agrees to keep this Sublease, all terms and provisions of this Sublease, all information and contents contained within this Sublease, and any communications made with respect to the negotiation of this Sublease strictly confidential. Neither Sublandlord nor Subtenant shall disclose any of the foregoing to any persons other than (i) the Broker, (ii) Landlord and any Superior Party or proposed Superior Party, (iii)  the attorneys and financial advisors representing each party, (iv) with respect to Subtenant, any proposed sub-subtenant of the Subleased Premises or assignee of this Sublease or (v) if required to do so to enforce the terms of this Sublease or as may otherwise be required to be disclosed by law or regulatory requirements or by judicial process. Subtenant’s failure to comply with the terms of this Section 22 shall constitute a default hereunder (with no notice or cure period applicable thereto).

23.Right of First Offer.

23.1.ROFO Option. Subject to the terms and conditions of this Article 23, and subject and subordinate to (i) the rights of BT (or Ideeli) and Affiliates of Sublandlord in and to the Lease Premises (including, but not limited to, rights of first offer or first refusal held by BT (or Ideeli) and Affiliates of Sublandlord), if any, and (ii) the rights of Landlord under Section 8.04 of the Lease, provided the ROFO Threshold (as hereinafter defined) is satisfied, Subtenant shall have the option (the “ROFO Option”)to sublease all or any portion of the Lease Premises which Sublandlord elects to market for sublease to Third Parties (as hereinafter defined) (the “ROFO Space”). For purposes of this Sublease, the term “ROFO Threshold” means that (1) a Permitted Entity is then the subtenant under this Sublease and (2) Permitted Entities collectively Occupy the entire Subleased Premises.

23.2.Procedure. If Sublandlord elects to market all or any portion of the ROFO Space to Third Parties (as hereinafter defined), then prior to so marketing such space to Third Parties, Sublandlord shall send to Subtenant a written notice (“Sublandlord's ROFO Space Notice”) identifying such ROFO Space and setting forth: (i) the approximate date (“Anticipated ROFO Space Availability Date”) on which Sublandlord anticipates in good faith that such ROFO Space shall become vacant and available for sublease, (ii) Sublandlord's good faith determination of the Fair Market Value (as hereinafter defined) for such ROFO Space (“Sublandlord's ROFO Space Determination”) and (iii) the rentable square foot area of the ROFO Space as determined by Sublandlord in its sole discretion. Within fifteen (15) days following the giving of Sublandlord's ROFO Space Notice, time being of the essence, Subtenant shall send to Sublandlord a written notice (“ROFO Space Acceptance Notice”) stating whether Subtenant elects to sublease the ROFO Space, and if it does so elect, whether or not Subtenant agrees to Sublandlord's ROFO Space Determination. In the event Subtenant timely gives Sublandlord the ROFO Space Acceptance Notice, but states therein that Subtenant disputes Sublandlord's ROFO Space Determination, the parties shall engage in good faith negotiations for a period of thirty (30) days to determine the Fair Market Value for the ROFO Space. If the parties cannot reach an agreement within such time, each party agrees to submit the dispute to arbitration, as set forth in subsection 23.9(b) herein, and pending resolution of such dispute, Subtenant shall pay Base Rent for such ROFO Space at the Fair Market Value of such ROFO Space set forth in Sublandlord's ROFO Space Determination, until such time as such dispute shall be finally determined as set forth below. Upon final determination, Sublandlord shall credit Subtenant with any applicable adjustments or Subtenant shall pay Sublandlord the amount of any deficiency (as the case may be), with interest at the Interest Rate (as defined in the Lease) from the commencement of the Term of this Sublease with respect to the ROFO Space. If Subtenant timely gives Sublandlord the ROFO Space Acceptance Notice and does not state therein that Subtenant disputes Sublandlord's ROFO Space Determination, Subtenant shall be deemed to have accepted Sublandlord's ROFO Space Determination and such amount shall be deemed the Fair Market Value for the ROFO Space to which such determination relates. The term “Third Parties”, as used herein, means any party other than Sublandlord and its Affiliates (as defined in the Lease).

23.3.Failure to Respond. If Subtenant fails to give the ROFO Space Acceptance Notice within fifteen (15) days of the giving of Sublandlord's ROFO Space Notice, time being of the essence, then with respect to the particular ROFO Space described in such Sublandlord's ROFO Space Notice, Sublandlord shall have no further obligations and Subtenant shall have no further rights under this Article 23 including, without limitation, the right to exercise the ROFO Option or sublease such ROFO Space, and Sublandlord shall be free to sublease such ROFO Space to any party at any rental rate and upon any other terms and conditions determined by Sublandlord in its sole and absolute discretion, and Sublandlord shall be under no further obligation to offer to Subtenant such ROFO Space.

23.4.Term of ROFO Space. If Subtenant shall timely and effectively give the ROFO Space Acceptance Notice as required under this Article 23 to exercise Subtenant's right to Sublease the ROFO Space described in Sublandlord's ROFO Space Notice, the Term of this Sublease with respect to such ROFO Space shall commence on the date Sublandlord delivers vacant possession of such ROFO Space to Subtenant and shall expire on the Expiration Date or such earlier date this Sublease shall terminate in accordance with the terms of this Sublease or pursuant to law.

23.5.ROFO Space Commencement Date. Effective upon the commencement of the subleasing to Subtenant of any ROFO Space (the “ROFO Space Commencement Date”): (i) such ROFO Space shall be deemed to be added to and become a part of the Subleased Premises for all purposes of this Sublease and except as set forth herein, the subleasing of such ROFO Space shall be upon all of the other then applicable terms, covenants and conditions contained in this Sublease with respect to the Subleased Premises (including, but not limited to, the provisions regarding the measurement of electricity) and (ii) this Sublease shall be deemed amended as follows, from and after such date:

(a)the Base Rent payable pursuant to Section 3.1 hereof shall be increased by the Fair Market Value of such ROFO Space as determined in accordance with this Article 23, multiplied by the rentable square foot area of such ROFO Space as set forth in Sublandlord's ROFO Space Notice;

(b)Subtenant's Proportionate Tax Share and Subtenant's Proportionate Operating Expense Share shall be increased to reflect the increased rentable area of the Subleased Premises resulting from the addition of such ROFO Space; and

(c)the term of the ROFO Space shall be coterminous with the Term of this Sublease.

23.6.As-is. Any and all ROFO Space that is added to the Subleased Premises pursuant to this Article 23 shall be subleased to Subtenant, and Subtenant shall accept the same “as-is”, on the ROFO Space Commencement Date for such ROFO Space, and Sublandlord shall not be required to perform any work in such ROFO Space, provide any rent abatement or any other rent concessions, or provide any services to make such ROFO Space ready for Subtenant's use or occupancy; provided that Sublandlord shall deliver the ROFO Space to Sublandlord vacant and in broom clean condition, with the plumbing, electrical and Base HVAC System serving the ROFO Space in good working order.

23.7.Amendment to Sublease. Promptly after Subtenant shall have effectively exercised its ROFO Option in respect of any ROFO Space in accordance with the provisions of this Article 23, the parties shall execute, upon the request of either party, any amendment or other documentation reasonably requested to reflect Subtenant's exercise of such ROFO Option and the inclusion of such ROFO Space within the Subleased Premises upon the terms and conditions provided herein, but no such instrument shall be necessary to make such terms and provisions effective.

23.8.Failure to Deliver Possession.

(a)If Sublandlord is unable to give possession of any ROFO Space to Subtenant because of the holding over or retention of possession of any subtenant or other occupant(s), Sublandlord shall not be subject to any liability for failure to give possession on said date and the validity of this Sublease shall not be impaired under such circumstances, nor shall the same be construed in any way to extend the term of this Sublease or the subleasing of such ROFO Space, but the rent payable in respect of such ROFO Space shall be postponed until delivery of possession of such ROFO Space. The provisions of this Section 23.8 are intended to constitute “an express provision to the contrary” within the meaning of Section 223-a of the New York Real Property Law.

(b)Notwithstanding the foregoing, if any portion of the ROFO Space cannot be delivered to Subtenant because of the holding over or retention of possession of any subtenant or other occupant(s), then if Subtenant so elects, the portion(s) of the ROFO Space which can be delivered shall be delivered to Subtenant and the Base Rent and Additional Rent applicable thereto, on a rentable square footage basis, shall commence. Sublandlord will promptly take all reasonable action against any holdover tenant of the ROFO Space to obtain possession thereof, including, without limitation, the commencement and prosecution of a summary dispossess proceeding against any such holdover tenant and shall keep Subtenant informed as to the status thereof. Nothing herein shall operate to extend the expiration of the term for the Subleased Premises (including, but not limited to, the ROFO Space added to the demise hereunder) beyond the then Expiration Date. Notwithstanding anything to the contrary contained herein, if Sublandlord willfully refuses to deliver possession of the ROFO Space to Subtenant after such space has been vacated by the prior tenant thereof for any reason other than completion of any repairs required to be performed by Sublandlord due to a casualty or Force Majeure (the date on which such vacancy shall have occurred, as the same may be extended due to Force Majeure or the time necessary to complete any repairs required to be performed by Sublandlord due to a casualty, is referred to herein as the “Required Delivery Date”) (provided that the number of days of Force Majeure delay under this sentence with respect to all Force Majeure events other than the COVID-19 pandemic shall be capped at thirty (30) days), then, in such event, but subject to Subtenant's rights under Section 23.8(c) below, if any portion of the ROFO Space has not been delivered to Subtenant within sixty (60) days after the Required Delivery Date, then as liquidated damages, and not as a penalty, the Base Rent payable for such portion of the ROFO Space shall, subject to the provisions of clause (ii) below (i) be abated one and one half (1 1/2) days for each day after such sixtieth (60th) day after the Required Delivery Date until the ROFO Space has been delivered to Subtenant and (ii) if the ROFO Space has not been delivered to Subtenant within one hundred twenty (120) days after the Required Delivery Date, the abatement in clause (i) shall be increased to two (2) days for each day after such one hundred twentieth (120th) day until the ROFO Space has been delivered to Subtenant.

(c)If any portion of the ROFO Space is not so delivered to Subtenant within six (6) months after the Required Delivery Date therefor then Subtenant shall have the right (to be exercised not later than ninety (90) days following the expiration of such six (6) month period as hereinafter provided) to rescind its election to add to the Subleased Premises such ROFO Space or that portion thereof as to which possession is not obtainable, and in the latter case, Sublandlord, at its own cost, shall separate the portion which is part of the Subleased Premises so it may be legally occupied by Subtenant. If Subtenant does not exercise its rescission right within the aforesaid ninety (90) day period, then Subtenant shall be deemed to have exercised its rescission option. If Subtenant exercises such rescission option and Sublandlord does not deliver such ROFO Space to Subtenant within thirty (30) days after the giving of such rescission notice (time being of the essence), then it shall be deemed that such ROFO Space has not been offered to Subtenant and the applicable provisions of this Article 23 shall continue in full force and effect, subject to the provisions of the next sentence. Upon Sublandlord obtaining vacant possession of the ROFO Space that was the subject of the rescission exercised by Subtenant, Sublandlord agrees to reoffer the same to Subtenant in accordance with the applicable terms of this Article 23.

23.9.Fair Market Value.

(a)(i)The term “Fair Market Value” means the amount of annual Base Rent, determined for the subject period, that a willing sublessee would pay and a willing sublessor would accept for the ROFO Space that is to be subleased to Subtenant during the subject period, based upon consideration of all then relevant factors.

(b)Sublandlord or Subtenant may submit the determination of Fair Market Value to arbitration in accordance with the provisions of this Article 23. by delivering a notice thereof to the other party (an “Arbitration Notice”). The party delivering an Arbitration Notice shall be referred to as the “Initiating Party”, and the party receiving an Arbitration Notice shall be referred to as the “Responding Party”. The Arbitration Notice shall appoint, and set forth the name and address of, an arbitrator (herein called the “First Arbitrator”) to act in connection with the determination of Fair Market Value.

(c)After an Arbitration Notice is delivered in accordance with the provisions of this Sublease, the following provisions shall apply:

(i)The Responding Party, within fifteen (15) Business Days after its receipt of the Arbitration Notice, shall, by notice to Initiating Party, appoint, and provide the name and address of, a second arbitrator (herein called the “Second Arbitrator”); it being agreed that if (x) the Responding Party shall fail to appoint a Second Arbitrator within such fifteen (15) Business Day period, and (y) such failure shall continue for ten (10) Business Days after the Responding Party receives a notice of such failure from the Initiating Party (which notice shall expressly refer to this Section 23.9), then the First Arbitrator may appoint the Second Arbitrator.

(ii)After the appointment of both the First Arbitrator and the Second Arbitrator (collectively, the “Initial Arbitrators”), the Initial Arbitrators shall jointly appoint, by written instrument delivered to both the Initiating Party and the Responding Party within thirty (30) days after the appointment of the Second Arbitrator, a third arbitrator to act in connection with the dispute in question (herein called the “Third Arbitrator”); it being agreed that if the Initial Arbitrators shall fail to appoint the Third Arbitrator within the aforesaid thirty (30) day period, then either the Initiating Party or the Responding Party may apply to the American Arbitration Association or any organization which is the successor thereto (the “AAA”), or if the AAA shall refuse or fail to act, to a court of competent jurisdiction in the State of New York, for the appointment of the Third Arbitrator.

(iii)Within ten (10) Business Days after the appointment of the Third Arbitrator, Sublandlord and Subtenant shall each simultaneously submit to each of the arbitrators, and to each other, a written statement setting forth such party's opinion of the Fair Market Value. The statement submitted by Sublandlord pursuant to the immediately preceding sentence is hereinafter referred to as “Sublandlord's Rent Submission”; the statement submitted by Subtenant pursuant to the immediately preceding sentence is hereinafter referred to as “Subtenant's Rent Submission”; and Sublandlord's Rent Submission and Subtenant's Rent Submission are hereinafter referred to as a “Rent Submission”. Promptly thereafter the arbitrators shall proceed to determine Fair Market Rent. The decision of the arbitrators shall be limited to the selection of the Rent Submission (as between Sublandlord's Rent Submission and Subtenant's Rent Submission) which, in their opinion, most accurately reflects the Fair Market Value. The arbitrators shall be instructed to render their respective decisions, in writing, within thirty (30) days after receipt of the Rent Submissions. The written decision indicating concurrence by any two (2) of the arbitrators shall be binding and conclusive upon both the Initiating Party and the Responding Party.

(iv)Sublandlord and Subtenant shall each have the right to appear and be represented by counsel before any arbitrator(s) and to submit such data and memoranda in support of their respective positions as may be reasonably necessary or appropriate under the circumstances. If a dispute shall arise as to whether any such data or memoranda is reasonable, a majority of the arbitrators are hereby authorized to resolve same.

(v)Each arbitrator appointed hereunder (whether by Sublandlord, Subtenant or any other person(s), organization or court) shall not then be employed by Sublandlord, Subtenant or any affiliate of Sublandlord or Subtenant, and, in all other respects, shall be impartial. Each arbitrator shall have at least ten (10) years' experience in the valuation of space rentals in first-class office buildings located in downtown Manhattan.

(vi)Each party shall pay the cost of the arbitrator selected by it and one-half (1/2) of the cost of the Third Arbitrator.

(vii)In rendering any decision, the arbitrator(s) shall have no power to modify any of the provisions of this Sublease, and the jurisdiction of arbitrator(s) is limited accordingly. The arbitrators shall be instructed to keep the arbitration and all matters pertaining thereto strictly confidential, both during and for a period of five (5) years after the arbitration is concluded, except as required by applicable law.

24.Access. Sublandlord shall be entitled to enter the Subleased Premises at reasonable times and upon no less than 48 hours' advance notice, solely for purposes of confirming that Subtenant is not in violation of the provisions of this Sublease, and for purposes of accessing Sublandlord's Systems, if any. Additionally, Sublandlord shall have the right, during the last twenty-one (21) months of the Term, to enter the Subleased Premises and to show the same to prospective subtenants. Subtenant may condition Sublandlord's access on a representative of Subtenant being permitted to accompany Sublandlord during any period of such access, provided that Subtenant uses commercially reasonable efforts to make such a representative available at reasonable times and upon the required prior notice. Sublandlord shall not unreasonably disrupt Subtenant's normal business operations in the Subleased Premises in connection with any such entry. Provided Sublandlord uses commercially reasonable efforts to minimize disruption to Subtenant's normal business operations, Sublandlord shall have no liability to Subtenant for any inconvenience or interruptions caused by such entry by Sublandlord pursuant to this provision of this Sublease, provided that Sublandlord shall repair any damage to Subtenant’s property or the Subleased Premises caused by Sublandlord during such entry. Landlord shall have access to the Subleased Premises in accordance with the terms of the Lease.

25.Furniture, Fixtures and Equipment.

25.1.The parties hereby acknowledge that the Subleased Premises currently contains certain furniture, fixtures, and equipment listed or depicted in the materials attached hereto and made a part hereof as Exhibit C (collectively, the “Sublandlord FF&E”). On or before July 10, 2020, Subtenant shall provide a schedule to Sublandlord setting forth all items of Sublandlord FF&E, if any, that Subtenant desires that Sublandlord remove from the Subleased Premises on or prior to the Commencement Date at no cost to Subtenant (the “Rejected Sublandlord’s FF&E Schedule”), which Rejected Sublandlord’s FF&E Schedule shall be attached hereto and made a part hereof as Exhibit D upon delivery to Sublandlord. Subtenant’s failure to send the required notice and Rejected Sublandlord’s FF&E Schedule by July 10, 2020 shall be deemed Subtenant’s election to keep all items of Sublandlord FF&E within the Subleased Premises during the term for Subtenant’s use. As used in this Sublease, “Accepted Sublandlord FF&E” shall mean and refer to all Sublandlord FF&E not listed on the Rejected Sublandlord’s FF&E Schedule, and “Rejected Sublandlord FF&E” shall mean and refer to all Sublandlord FF&E listed on the Rejected Sublandlord’s FF&E Schedule.

25.2.From and after the Commencement Date and thereafter at all times during the Term, Subtenant shall have the right, without charge, to use Accepted Sublandlord FF&E. The Accepted Sublandlord FF&E is being made available to Subtenant without representation or warranty by Sublandlord as to its condition, state of repair or suitability for Subtenant’s use, or any other matter related thereto, and, except as set forth in this Article 25, Sublandlord shall have no liability or obligations of any nature whatsoever to Subtenant with respect to the Accepted Sublandlord FF&E (including, without limitation, any obligation to repair, maintain or replace same at any time during the Term). Subtenant agrees to maintain the Accepted Sublandlord FF&E in good condition throughout the Term (subject to ordinary wear and tear and fire and other casualty and subject to the proviso set forth in the next sentence). The Accepted Sublandlord FF&E shall be and remain the property of Sublandlord during the Term; provided that if certain items of Accepted Sublandlord FF&E are no longer desired by Subtenant for use in the Subleased Premises, Subtenant, at Subtenant’s option on written notice to Sublandlord, may remove such items from the Subleased Premises and dispose of them at Subtenant’s sole cost and expense. Subtenant hereby agrees to indemnify and hold Sublandlord harmless from and against any claims arising in connection with the removal of any items of Accepted Sublandlord FF&E from the Subleased Premises by Subtenant or its agents, contractors or employees or any injury to person or property arising after the Commencement Date in connection with the use of the Accepted Sublandlord FF&E after the Commencement Date. On the Expiration Date, Subtenant shall purchase the Accepted Sublandlord FF&E for one dollar ($1.00), provided that if this Sublease shall terminate early due to a default of Subtenant hereunder, then Subtenant shall not have any right to purchase the Accepted Sublandlord FF&E, but Sublandlord may, in its sole discretion, require that Subtenant, at Subtenant’s sole cost and expense, remove any Accepted Sublandlord FF&E from the Subleased Premises that Landlord could require Sublandlord to remove at any time under the Lease. Beginning on the Commencement Date, Subtenant agrees to carry at Subtenant’s sole cost and expense fire and casualty insurance on the Accepted Sublandlord FF&E in an amount equal to its replacement value and to name Sublandlord and Sublandlord as additional insureds on such insurance policy (it being agreed that the provisions of Section 16.08A of the Lease hereby apply to Subtenant’s insurance as if fully incorporated herein). Sublandlord and Subtenant agree to treat Sublandlord as the owner of the Accepted Sublandlord FF&E for Federal, State and local income tax purposes until the Accepted Sublandlord FF&E becomes the property of Subtenant upon the Expiration Date or, if so elected by Sublandlord, upon the earlier termination of this Sublease. No portion of the Rental due hereunder shall be deemed for any purpose paid on account of the conveyance or leasing of the Accepted Sublandlord FF&E. Subtenant shall pay when due all sales taxes, if any, imposed by the City or State of New York in connection with the transfer of the Accepted Sublandlord FF&E to Subtenant on the Expiration Date. Subtenant shall be required to remove the Accepted Sublandlord FF&E upon the Expiration Date at its sole cost and expense. The provisions of this Article 25 shall survive the expiration or earlier termination of this Sublease.

25.3.Sublandlord shall remove, at no cost to Subtenant, all Rejected Sublandlord FF&E from the Subleased Premises on or before the Commencement Date.

26.Surrender; Restoration.

26.1.The terms and provisions of this Section 26 are in addition to any removal, restoration and repair obligations of Subtenant that are incorporated herein from the Lease pursuant to Section 6 hereof. In the event of any conflict between this Section 26 and the Lease, this Section 26 shall control, provided that the Lease shall control in any circumstance in which Subtenant’s failure to comply with such term or provision would place Sublandlord in default under the Lease (Subtenant hereby acknowledges and agrees that the one (1) day between expiration of the Term (as defined herein) of this Sublease and expiration of the Term (as defined in the Lease) of the Lease maybe insufficient for Sublandlord’s compliance with certain obligations under the Lease).

26.2.Subtenant shall be required to restore the Subleased Premises at the end of the Term (as defined herein) to the same extent that Sublandlord is required to restore the Lease Premises at the end of the Term (as defined in the Lease). The foregoing obligation of Subtenant shall include, without limitation, (a) Subtenant’s quitting, surrender, vacation and delivery of the Subleased Premises to Sublandlord in broom clean and good order, condition or repair, (b) Subtenant’s removal of all personal property, furniture, fixtures and equipment (including, but not limited to, the Accepted Sublandlord FF&E), signage (including, but not limited to, the ID Sign), alterations and Existing Alterations (in all cases subject to Section 7.3 hereof), Specialty Alterations (subject to Section 7.3 hereof) and Hazardous Materials from the Subleased Premises, (c) Subtenant making repairs to any damage resulting from the removal of the items in (b) above or any negligence or willful misconduct of Subtenant, all to the extent that Sublandlord is required to restore the Lease Premises at the end of the Term (as defined in the Lease). Each party shall deliver to the other party any notices received by such party from Landlord or any other party with respect to surrender and removal obligations relating to the Subleased Premises. In the event that this Sublease is terminated as a result of a default by Subtenant hereunder, then Subtenant shall pay Sublandlord, within thirty (30) days after receipt by Subtenant of an invoice therefor, as Additional Rent, the reasonable out-of-pocket costs and expenses incurred by Sublandlord to restore the portion(s) of the Subleased Premises affected thereby in accordance with the foregoing (as if the date of termination was the end of the Term (as defined herein).

26.3.Notwithstanding anything contained in this Sublease or the Lease to the contrary, Sublandlord and Subtenant acknowledge that Landlord may require removal of two (2) interior ADA-compliant restrooms in the Subleased Premises (the “ADA Restrooms”) prior to the end of the Term (as defined in the Lease). Should Landlord require removal of the ADA Restrooms prior to the end of the Term (as defined in the Lease), or should Sublandlord need to remove any Existing Alterations, then commencing on the date which is forty-five (45) days prior to the end of the Term (as defined herein), Sublandlord shall have (a) reasonable access to the Subleased Premises for purposes of removing the ADA Restrooms and any other Existing Alterations for which Landlord is requiring removal (subject to Section 7.3 hereof) (such access to be pursuant to the provisions of Section 24 hereof) and (b) the absolute right to remove, at Sublandlord’s sole cost and expense, said ADA Restrooms and other Existing Alterations from the Subleased Premises. Subtenant shall have no right to claim any abatement, set off, offset or deduction of any kind whatsoever as a result of the foregoing. Subtenant shall cooperate with Sublandlord, at no cost to Subtenant, to ensure that the ADA Restrooms and all other Existing Alterations for which Landlord is requiring removal are removed prior to expiration of the Term (as defined in the Lease). Notwithstanding the foregoing, for the avoidance of doubt, if Subtenant will occupy the Subleased Premises after the expiration or earlier termination of the Term, Subtenant shall automatically assume from Sublandlord any and all removal obligations under the Lease with respect to the ADA Restrooms and any other Existing Alterations.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement of Sublease as of the day and year first above written.

SUBLANDLORD:

CLEARBRIDGE INVESTMENTS, LLC, a Delaware limited liability company, f/k/a ClearBridge Advisors, LLC, f/k/a CAM North America, LLC

By:	/s/ Cynthia K. List
Name:	Cynthia K. List
Title:

SUBTENANT

DATADOG, INC., a Delaware corporation

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement of Sublease as of the day and year first above written.

SUBLANDLORD:

CLEARBRIDGE INVESTMENTS, LLC, a Delaware limited liability company, f/k/a ClearBridge Advisors, LLC, f/k/a CAM North America, LLC

By:
Name:
Title:

SUBTENANT

DATADOG, INC., a Delaware corporation

By:		/s/ Olivier Pomel
Name:		Olivier Pomel
Title:
	_	July 13, 2020